Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to § 240. 14a-12.

RENTRAK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

July 18, 2011

To Our Shareholders:

Our 2011 Annual Meeting of Shareholders will be held on Wednesday, August 24, 2011, at 10:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220. You will find details of the business to be conducted at the annual meeting provided in the attached formal Notice of Annual Meeting and Proxy Statement. Our 2011 Annual Report is also enclosed.

Among the matters to be acted on at the meeting is the election of directors. Paul Rosenbaum, Chairman of Rentrak’s board of directors for the past eleven years, has decided to retire. We wish to thank Paul for his years of dedication, leadership, and service to Rentrak’s shareholders. Brent Rosenthal, our current Vice Chairman, will succeed Paul as Chairman of the Board, effective upon his re-election at the Annual Meeting. The board of directors has chosen Bill Livek, Rentrak’s current Chief Executive Officer and a member of the board of directors, as its new Vice Chairman, effective upon his re-election at the Annual Meeting. Bill will remain in his position as Rentrak’s Chief Executive Officer after the Annual Meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, you may revoke your proxy and vote in person if you prefer.

Sincerely yours,

/s/ PAUL A. ROSENBAUM	/s/ WILLIAM P. LIVEK
PAUL A. ROSENBAUM	WILLIAM P. LIVEK
Chairman of the Board	Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 24, 2011:

The proxy statement for the 2011 annual meeting of shareholders and 2011 annual report to shareholders are available at http://investor.rentrak.com/annuals.cfm

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 24, 2011

To the Shareholders of

Rentrak Corporation:

The Annual Meeting of Shareholders of Rentrak Corporation will be held on Wednesday, August 24, 2011, at 10:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220, for the following purposes:

1.	To elect a board of directors consisting of seven members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012;

3.	To approve the Rentrak Corporation 2011 Incentive Plan;

4.	To approve the Rentrak Corporation 2011 Employee Stock Purchase Plan;

5.	To approve, as an advisory vote, compensation of Rentrak’s named executive officers;

6.	To approve, as an advisory vote, the frequency of future advisory votes on named executive officer compensation; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The board of directors has fixed the close of business on June 21, 2011 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The proxy statement, which includes more information about the proposals to be voted on at the Annual Meeting, and the proxy card and 2011 Annual Report to Shareholders accompany this Notice.

Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting if you wish to vote in person.

By Order of the Board of Directors:

/s/ David I. Chemerow
David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 18, 2011

i

MATTERS RELATING TO OUR AUDITORS	47
Selection of Independent Auditors	47
Fees Paid to Principal Independent Auditors	48
Pre-Approval Policy	48

SHAREHOLDER PROPOSALS FOR 2012	49

APPENDIX A – RENTRAK CORPORATION 2011 INCENTIVE PLAN	A-1

APPENDIX B – RENTRAK CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN	B-1

ii

RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 24, 2011

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

The board of directors of Rentrak Corporation is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2011 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, August 24, 2011, at 10:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 24, 2011:

The proxy statement for the 2011 Annual Meeting of Shareholders and 2011 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm.

Solicitation and Revocation of Proxies

Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors, FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, FOR the approval of the Rentrak Corporation 2011 Incentive Plan, FOR the approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan, FOR the approval, on an advisory basis, of the compensation of our named executive officers and for a frequency of 1 YEAR for future advisory votes on executive compensation. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.

Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting. These proxy materials and the accompanying 2011 Annual Report to Shareholders, which includes Rentrak’s audited financial statements for the fiscal year ended March 31, 2011, and the other portions of Rentrak’s 2011 Annual Report on Form 10-K for the fiscal year ended March 31, 2011, are being mailed on or about July 18, 2011, to shareholders of record on June 21, 2011, which is the record date set by the board of directors for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of seven members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2012;

•	To approve the Rentrak Corporation 2011 Incentive Plan;

•	To approve the Rentrak Corporation 2011 Employee Stock Purchase Plan;

•	To approve, as an advisory vote, the compensation of Rentrak’s named executive officers;

•	To approve, as an advisory vote, the frequency of future advisory votes on named executive compensation; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.12 of Rentrak’s 1995 Restated Bylaws, as amended through September 24, 2010, sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on June 21, 2011, which is the Record Date set by the board of directors, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements. At the close of business on the Record Date, 11,194,116 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 29 below.

Voting; Quorum; Vote Required

Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.

The votes required to approve the proposals to be considered at the Annual Meeting are as follows:

Proposal 1—Election of Directors. The seven nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card and withhold your vote from the election of all directors, your shares will be counted as present.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012 requires the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

Proposal 3—Approval of Rentrak Corporation 2011 Incentive Plan. Approval of the Rentrak Corporation 2011 Incentive Plan requires the affirmative vote of at least a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the Rentrak Corporation 2011 Incentive Plan.

Proposal 4—Approval of Rentrak Corporation 2011 Employee Stock Purchase Plan. Approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan requires the affirmative vote of at least a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the Rentrak Corporation 2011 Employee Stock Purchase Plan.

Proposal 5—Advisory Approval of Compensation of Named Executive Officers. Approval, on an advisory basis, of the compensation of Rentrak’s named executive officers requires the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. The board of directors will consider the outcome of the vote when making future decisions regarding the compensation of Rentrak’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of Rentrak’s named executive officers.

Proposal 6— Advisory Approval of the Frequency of Future Advisory Votes on Named Executive Officer Compensation. For approval, on an advisory basis, of the proposal regarding the frequency of future advisory votes on named executive officer compensation, the alternative that receives the highest number of votes cast by shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting will be the frequency approved by the shareholders. Although the board of directors will consider the advice of the shareholders in determining how frequently Rentrak will hold future advisory votes on named officer compensation, the results of the vote are not binding on Rentrak. The board of directors may decide that, after considering the results of this vote, it is in the best interest of Rentrak and its shareholders to hold an advisory vote on the compensation of our named executive officers more or less frequently than the frequency approved by our shareholders. You may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN” on the proposal regarding the frequency of future advisory votes on named executive officer compensation.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. Abstentions have no effect on Proposal 1, the election of directors, or Proposal 6, the approval of the frequency of future advisory votes on named executive compensation. Because abstentions will be included in tabulations of the votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions will have the same effect as negative votes on Proposal 2, the ratification of the selection of our independent registered public accounting firm, Proposal 3, the approval of the Rentrak Corporation 2011 Incentive Plan, Proposal 4, the approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan, and Proposal 5, the approval of Rentrak’s named executive officer compensation.

Effect of Broker Non-Votes

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy that does not include any vote with respect to a particular proposal because the nominee did not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Only Proposal 2, the ratification of the selection of our independent registered public accounting firm, is considered a “discretionary” matter.

Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of any of the proposals on the ballot. Broker non-votes will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes also will have no effect on Proposal 3, the approval of the Rentrak Corporation 2011 Incentive Plan, Proposal 4, the approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan, Proposal 5, the approval of Rentrak’s named executive officer compensation, and Proposal 6, the approval of the frequency of future advisory votes on named executive officer compensation, because broker non-votes will not be included in tabulations of votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved. Broker non-votes will have no effect on Proposal 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal.

We urge you to provide voting instructions to your broker on all voting items.

Costs of Solicitation

Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers, and employees of Rentrak may solicit proxies from shareholders, personally or by telephone, facsimile, or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such persons for their expenses. In addition, we have retained Laurel Hill Advisory Group LLC to aid in the solicitation of proxies. We currently estimate fees to Laurel Hill in connection with such services to be approximately $22,000, plus reimbursement of out-of-pocket expenses.

Householding

In accordance with applicable regulations, Rentrak delivers a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials to certain persons who share an address, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888, Attn: Corporate Secretary, or by phone at (503) 284-7581 extension 264. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven of our current directors, William Engel, Richard Hochhauser, William Livek, Anne MacDonald, Martin O’Connor, Brent Rosenthal and Ralph Shaw, have been nominated by the board of directors to stand for re-election as directors. Paul Rosenbaum has announced his retirement from the board of directors and is not seeking re-election.

Rentrak’s Bylaws currently in effect provide for not less than six and not more than ten positions on the board of directors. The board of directors has set the size of the Board at seven positions and nominated the individuals named above to serve on the board until the next annual meeting. If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than seven nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

The board of directors has determined that each of the nominees for director, other than Messrs. Engel and Livek, is or will be an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards.

The board of directors unanimously recommends that you vote “FOR” the election of each of the following nominees for director:

WILLIAM E. ENGEL (age 63). Mr. Engel has 40 years of experience in the media and marketing information industries and co-holds a patent for the integration of disparate datasets. Since January 2009, he has served as Chairman of Consumer Orbit, a marketing information company he formed with a focus on the relationship of information to transactions based on data bases. Mr. Engel served as Senior Vice President of Innovation for the Marketing Services Group of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, from February 2007 until December 2008, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 until February 2007. From 1998 until 2004, he was Chairman and Chief Executive Officer of Simmons Market Research Bureau following its acquisition by Symmetrical Resources, co-founded by Mr. Engel in 1992. From 1989 until 1992, Mr. Engel was President of Research and Operations for VNU (now The Nielsen Company), following VNU’s acquisition of Birch Scarborough Research, formed in 1987 through the purchase of Scarborough Research by Birch Radio Ratings, where he had served as chief research officer and Executive Vice President of Operations since 1985. Mr. Engel held various executive positions with the Arbitron Company from the early 1970’s until 1985. He started his career at Southern Broadcasting Corporation in 1969. Mr. Engel was elected as a director of Rentrak in August 2010. The board has nominated Mr. Engel for election as a director because of his extensive expertise in and significant contributions to the media research industry, including the creation and marketing of new information products. In addition, his experience in building large-scale information companies and participation in senior management of various public companies enable Mr. Engel to assist Rentrak in the assessment of operating risks.

RICHARD HOCHHAUSER (age 66). Mr. Hochhauser is an adjunct professor teaching in a Masters Degree program in (1) integrated marketing at New York University and (2) public affairs at Baruch College-CUNY. He retired as President and Chief Executive Officer of Harte-Hanks, Inc. in 2008, a position in which he served since 2002. He served in various other capacities with Harte-Hanks, Inc., a global direct and targeted marketing solutions provider, during his 33-year tenure. Mr. Hochhauser is also a director of John Wiley & Sons, Inc., a global publisher of print and electronic products, and is chair of the board of directors of the Direct Marketing Educational Foundation. He previously served as chair of the board of directors of the Direct Marketing Association. Mr. Hochhauser is chair of the Nominating and Governance Committee. Mr. Hochhauser was elected as a director of Rentrak in August 2009. The board has nominated Mr. Hochhauser to serve as a director because of his expertise in the direct marketing industry and experience as a CEO of a public company.

WILLIAM P. LIVEK (age 57). Mr. Livek has been Chief Executive Officer and a director of Rentrak since June 15, 2009. From December 2008 until June 2009, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm focused on the marketing/media measurement industry. From February 2007 until December 2008, he was Senior Vice President, Strategic Alliances and International

Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 to February 2007. For more than 10 years prior to October 2004, Mr. Livek was President of Simmons Market Research Bureau, where he directed the growth and evolution of the company into a media-neutral, consumer centric research and data business prior to its sale to Experian in 2004. The board has nominated Mr. Livek for election as a director based on his extensive background in media measurement, which also includes serving as President/CEO of Scarborough Research and Vice President of Sales and Marketing with the Arbitron Company. The board has nominated Mr. Livek for election as director, and selected him to serve as Vice Chairman of the board effective on his re-election, because of his insight and experience regarding Rentrak’s industry and his ability to serve as an effective liaison between the board and management.

ANNE MACDONALD (age 55). Since July 2009, Ms. MacDonald has been Executive Vice President and Chief Marketing Officer for The Travelers Companies, Inc., which offers a wide variety of property and casualty insurance and surety products in the United States and selected international markets. From November 2008 until July 2009, Ms. MacDonald provided independent marketing consulting services as a partner of The Rockefeller Consulting Group. Previously she served as President and Chief Marketing Officer of Macy’s, Inc., which operates retail stores and Internet websites under the Macy’s and Bloomingdale’s brands, from 2006 to June 2007. Beginning in 1997, she served in various positions with Citigroup, Inc., a financial services company, including as Chief Marketing Officer for its consumer division from 2004 through 2006. Ms. MacDonald was a director of SS+K Agency based in New York City, which provides consulting services in such areas as advertising, marketing, public relations and public affairs, from 2007 through 2009. Ms. MacDonald was elected as a director of Rentrak in August 2009. The board has nominated Ms. MacDonald for election as a director based on her years of marketing leadership experience in the media industry with knowledge of both the agency and client side of the business. She serves as Chair of the Compensation Committee.

MARTIN B. O’CONNOR, II (age 52). Mr. O’Connor is the managing partner of O’Connor, Morss & O’Connor, P.C. in Union, New Jersey. He focuses on advising his clients and their business interests and family offices, regarding strategic planning, ownership and wealth management issues, with clients in the financial, real estate, entertainment, sport and agricultural sectors in the United States and abroad. Mr. O’Connor has been a director of Cinedigm Digital Cinema Corp., a pioneer in transforming movie theaters into digital and networked entertainment centers, since March 31, 2010. He also serves as a director of various closely-held companies, charitable organizations, foundations and professional boards. Mr. O’Connor was elected as a director of Rentrak in August 2010. The board has nominated Mr. O’Connor for election as a director in light of his extensive professional connections with prominent executives in the media and entertainment industries worldwide.

BRENT D. ROSENTHAL (age 39). Mr. Rosenthal has been a Research Analyst for WRH Partners II, L.L.C. and its affiliates (“WRH”) since 2002. William R. Huff, a principal of WRH, is the beneficial owner of 9.2% of Rentrak’s outstanding stock. Mr. Rosenthal also serves on the board of directors of various private companies. Prior to 2002, Mr. Rosenthal served as Director of Mergers & Acquisitions for RSL Communications Ltd. Prior to joining RSL, Mr. Rosenthal served emerging media companies for Deloitte & Touche LLP. Mr. Rosenthal is a Certified Public Accountant. He was elected as a director of Rentrak in August 2008 and became Vice Chairman of the board of directors in September 2010. Mr. Rosenthal is Chairman of the Audit Committee. The board has nominated Mr. Rosenthal to serve as a director, and selected him to serve as non-executive Chairman of the board of directors upon his re-election, in light of his financial expertise and experience in the media industry.

RALPH R. SHAW (age 72). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of three venture capital funds beginning in 1983. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. From 1993 to 2011, Mr. Shaw served on the board of Schnitzer Steel Industries, Inc. and was a member of its audit, compensation and governance committees. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004. The board has nominated Mr. Shaw for election as a director because he brings to the board financial expertise and experience working with small companies.

Transaction with Director Nominee

In February 2011, Mr. Engel began providing services as an independent consultant to assist Rentrak in combining its sources of data for its TV EssentialsTM product under a three-year agreement with Consumer Orbit, of which Mr. Engel is Chairman and sole owner. The consulting fee under the agreement was $10,000 per month, which was reduced to $6,000 per month (or $72,000 per year) upon Mr. Engel’s election as a director of Rentrak. The consulting arrangement was approved by the Audit Committee pursuant to the procedures described under “Committees and Meetings of the Board” beginning on page 22 below. In addition, on June 8, 2011 and June 17, 2011, we granted to Mr. Engel stock options to purchase 5,000 and 15,000 shares of our common stock, respectively, with a grant date fair market value of $35,795and $90,660, respectively, as part of his consulting arrangement. After considering these compensation arrangements, the board has concluded that Mr. Engel is not an “independent director” under applicable Nasdaq listing standards.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

The Audit Committee has selected Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2012. See “Matters Relating to Our Auditors” beginning on page 47 below. Although the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders by Rentrak’s charter documents or applicable law, the board has decided to ask the shareholders to ratify the appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP, the board will ask the Audit Committee to reconsider this selection.

For more information regarding Rentrak’s independent registered public accounting firm, see “Matters Related to Our Auditors” on page 47 below.

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2012.

PROPOSAL 3

APPROVAL OF THE RENTRAK CORPORATION 2011 INCENTIVE PLAN

Our board of directors believes that the effective use of stock-based, long-term incentive compensation is vital to our ability to achieve continued strong performance in the future by providing a direct link between executive compensation and long-term shareholder value creation. Accordingly, we are seeking shareholder approval of the Rentrak Corporation 2011 Incentive Plan. The board of directors adopted the 2011 Incentive Plan, upon recommendation of the Compensation Committee, subject to shareholder approval at the Annual Meeting.

The 2011 Incentive Plan authorizes the issuance of up to an additional 3 million shares of our common stock, and we may issue only up to 1 million of these shares as full value awards. While authorizing these additional shares for issuance under the 2011 Incentive Plan will increase the potential dilution represented by Rentrak’s equity compensation awards, our board of directors and Compensation Committee believe that the potential dilution represented by our current outstanding equity compensation awards and the additional new shares to be authorized for issuance under the 2011 Incentive Plan is reasonable. The company strongly believes in aligning executive compensation with shareholder returns. As such, the company pays relatively lower cash compensation and relatively higher stock based compensation to its executives.

As of June 21, 2011, we had outstanding 11,194,116 shares of our common stock. The new shares authorized for issuance under the 2011 Incentive Plan represent approximately 27% of our shares of common stock currently outstanding, as compared to incentive plan requests of 3% to 37% for companies in our new peer group established for our Stock Performance Graph included in our 2011 Annual Report to Shareholders. We anticipate granting awards at an average rate of approximately 9% of the outstanding shares per year. We anticipate that with the additional shares for which we are seeking shareholder approval, we will have sufficient shares reserved for our equity compensation program through fiscal year 2014, and that we will need to seek shareholder approval for additional shares at our 2014 annual shareholders meeting.

If the 2011 Incentive Plan is approved by shareholders, it will replace the Rentrak Corporation 2005 Stock Incentive Plan. If shareholders approve the 2011 Incentive Plan, no new awards will be granted under the 2005 Stock Incentive Plan. If shareholders do not approve the 2011 Incentive Plan, the 2005 Stock Incentive Plan will remain available for new grants until awards have been granted covering all the shares authorized for issuance under the plan or it is terminated by the board of directors.

If the shareholders approve the 2011 Incentive Plan, in addition to the 3 million new shares authorized for issuance under the 2011 Incentive Plan, up to approximately 100,000 shares of our common stock that were previously available for issuance under the 2005 Stock Incentive Plan will cease to be available for issuance under the 2005 Stock Incentive Plan and will instead become available for issuance under the 2011 Incentive Plan. In addition, up to approximately 1.9 million shares currently subject to awards outstanding under the 2005 Stock Incentive Plan may become available for issuance under the 2011 Incentive Plan in the future to the extent that these shares cease to be subject to the awards (such as by expiration, cancellation or forfeiture of the awards).

The principal features of the 2011 Incentive Plan are summarized below. This summary does not contain all information about the 2011 Incentive Plan. A copy of the complete text of the 2011 Incentive Plan is included as Appendix A to this proxy statement, and the following description is qualified in its entirety by reference to the text of the 2011 Incentive Plan.

Description of the 2011 Incentive Plan

Purpose

The purpose of the 2011 Incentive Plan is to attract, retain and motivate our employees, officers and directors by providing them with the opportunity to acquire a proprietary interest in Rentrak and to align their interests and efforts to the long-term interests of our shareholders. The 2011 Incentive Plan would also allow us to provide the same opportunity to consultants, agents, advisors and independent contractors.

Administration

The Compensation Committee will administer the 2011 Incentive Plan. The board of directors or the Compensation Committee may delegate authority to approve awards under the 2011 Incentive Plan in accordance with its terms. References to the “Committee” in this Proposal 3 are, as applicable, to the Compensation Committee, the board of directors or other delegate, including an officer of Rentrak authorized by the board of directors or Compensation Committee to make grants to certain eligible employees of Rentrak.

Eligibility

Awards may be granted under the 2011 Incentive Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of Rentrak and its subsidiaries and affiliates. As of June 21, 2011, approximately 322 employees, 9 executive officers, and 7 non-employee directors were eligible to receive awards under the 2011 Incentive Plan.

Number of Shares

The number of shares of common stock authorized for issuance under the 2011 Incentive Plan is 3 million shares. In addition, up to approximately 100,000 shares of our common stock that were previously available for issuance under the 2005 Stock Incentive Plan will cease to be available for issuance under the 2005 Stock Incentive Plan and will instead become available for issuance under the 2011 Incentive Plan. In the future, up to approximately 1.9 million shares of our common stock that were subject to outstanding awards under the 2005 Stock Incentive Plan as of the date of shareholder approval of the 2011 Incentive Plan that cease to be subject to these awards (other than from exercise or settlement of the awards in shares) will automatically become available for issuance under the 2011 Incentive Plan. The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is the same as the total number of shares authorized under the 2011 Incentive Plan.

The following shares will also become available again for issuance under the 2011 Incentive Plan:

•	shares subject to awards granted under the 2011 Incentive Plan that lapse, expire, terminate or are canceled prior to issuance of the underlying shares;

•	shares subject to awards granted under the 2011 Incentive Plan that are subsequently forfeited to or otherwise reacquired by us;

•	shares related to an award granted under the 2011 Incentive Plan that is settled in cash or in another manner where some or all of the shares covered by the award are not issued; and

•	shares subject to an award granted under the 2011 Incentive Plan that are tendered or withheld in payment of purchase price or tax withholding obligations.

Awards granted in assumption of or substitution for previously granted awards in acquisition transactions will not reduce the number of shares authorized for issuance under the 2011 Incentive Plan.

The maximum number of shares that may be issued pursuant to full value awards granted under the Plan, which includes all awards other than awards of options or stock appreciation rights, is 1 million shares.

If any change in our stock occurs by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the Committee will make proportional adjustments to the maximum number and kind of securities available for issuance under the 2011 Incentive Plan, issuable as incentive stock options, issuable to certain individuals subject to Internal Revenue Code (the “Code”) Section 162(m), issuable as full value awards, and subject to any outstanding award, including the per share price of such securities.

Types of Awards

The 2011 Incentive Plan permits the grant of any or all of the following types of awards.

Stock Options. The Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Committee sets option exercise prices and terms, except that the exercise price of stock options granted under the 2011 Incentive Plan must be at least 100% of the fair market value of the common stock on the date of grant, except in the case of options granted in connection with assuming or substituting options in acquisition transactions. At the time of grant, the Committee determines when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years. Unless the committee otherwise determines, fair market value means, as of a given date, the closing price of our common stock.

Stock Appreciation Rights (SARs). The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2011 Incentive Plan or on a stand-alone basis. SARs are the right to receive payment per share of an exercised SAR in stock or cash, or a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related SAR to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than ten years, and the term of a tandem SAR will not exceed the term of the related option.

Stock Awards, Restricted Stock and Stock Units. The Committee may grant awards of shares of common stock, or awards designated in units of common stock, under the 2011 Incentive Plan. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with us or the achievement of specified performance criteria, as determined by the Committee.

Performance Awards. The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to a designated amount of cash. Either may be payable in stock or cash, or a combination of stock and cash, upon the attainment of performance criteria and other terms and conditions as established by the Committee.

Other Stock or Cash-Based Awards. The Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2011 Incentive Plan and any other terms and conditions determined by the Committee.

Repricing

The 2011 Incentive Plan prohibits the Committee, without shareholder approval, from lowering the price of an option after it is granted, except in connection with adjustments provided under the 2011 Incentive Plan, taking any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for another option, restricted stock or units, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

Performance-Based Compensation under Code Section 162(m)

Performance Goals and Criteria. If the Committee intends to qualify an award under the 2011 Incentive Plan as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the performance goals selected by the Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any business unit, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole or any business unit or applicable affiliate under one or more of the performance goals described above relative to the performance of other corporations.

The Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, any reorganization and restructuring programs, extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, acquisitions or divestitures, foreign exchange gains and losses, and gains and losses on asset sales.

Adjustments and Certification. The Committee may adjust the amount payable pursuant to an award under the 2011 Incentive Plan that is intended to qualify as “performance-based compensation” under Section 162(m) downward, but not upward. The Committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability. Section 162(m) requires that the Committee certify that performance goals were achieved before the payment of the “performance-based compensation.”

Limitations. Subject to certain adjustments, participants who are granted awards intended to qualify as “performance-based compensation” under Section 162(m) may not be granted awards, other than performance units, for more than 1 million shares of common stock in any calendar year, except that additional awards for up to 1 million shares may be granted to newly hired or promoted individuals in any calendar year. The maximum dollar value payable to any participant with respect to performance units or other awards payable in cash that are intended to qualify as “performance-based compensation” cannot exceed $1 million in any calendar year.

Change of Control

Under the 2011 Incentive Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between the participant and us, in the event of a change of control:

•

Upon certain changes of control, such as specified reorganizations, mergers or consolidations, the awards will become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions will lapse, only if and to the extent the awards are not converted, assumed or replaced by a successor company. Except for such specified types of changes of control, all outstanding awards, other than performance shares and performance units, will become fully and immediately exercisable and all applicable deferral and restriction limitations or forfeiture provisions will lapse, immediately prior to the change of control and the awards will terminate at the effective time of the change of control.

•

All performance shares and performance units will be payable based on targeted performance being attained as of the effective date of the change of control and will be paid in accordance with the payout schedule for the award.

•	In the event of certain reorganizations, mergers or consolidations, the Committee may, in its discretion, instead provide that a participant’s outstanding awards will be cashed out.

Definition of Change of Control. Unless the committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and us, a change of control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 25% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of Rentrak entitled to vote generally in the election of directors (excluding generally any acquisition directly from Rentrak, any acquisition by Rentrak, any acquisition by any employee benefit plan of Rentrak or an affiliate, any acquisition approved by our board of directors, or the completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Rentrak pursuant to which specific requirements are met);

•

a change in the composition of the board of directors with the result that the incumbent board members cease to constitute at least a majority of the board (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent board); or

•	completion of specified reorganizations, mergers or consolidations or other disposition of all or substantially all of the assets of Rentrak.

Amendment and Termination

The board of directors or the Committee may amend the 2011 Incentive Plan, except that if any applicable statute, rule or regulation requires shareholder approval for an amendment to the 2011 Incentive Plan, then to the extent so required, shareholder approval will be obtained. The board of directors or the Committee may also suspend or terminate all or any portion of the 2011 Incentive Plan at any time, but any suspension or termination may not, without a participant’s consent, materially adversely affect any rights under any outstanding award. Unless sooner terminated by the board of directors or the Committee, the 2011 Incentive Plan will terminate ten years after the date of shareholder approval of the 2011 Incentive Plan.

U.S. Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2011 Incentive Plan generally applicable to us and to participants in the 2011 Incentive Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. In general, a Section 83(b) election is made by filing a written notice with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant receives from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the Section 83(b) election, if an election was made. If a participant has to forfeit the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance shares or units, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2011 Incentive Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Code Section 162(m). Under Code Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Code Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the 2011 Incentive Plan is necessary to ensure that we have the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the 2011 Incentive Plan that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) from the limits on tax deductibility imposed by Section 162(m).

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2011 Incentive Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2011 Incentive Plan until all tax withholding obligations are satisfied.

Plan Benefits

All awards to employees, officers, directors and consultants under the 2011 Incentive Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2011 Incentive Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “2011 Grants of Plan-Based Awards Table” on page 38 below. Grants made to our non-employee directors in the last fiscal year are described in the “Director Compensation for Fiscal 2011” section on page 26 below. As of June 21, 2011 the closing sales price of a share of common stock as reported on the Nasdaq Global Market was $17.11 per share.

The board of directors unanimously recommends that you vote FOR approval of the Rentrak Corporation 2011 Incentive Plan.

Equity Compensation Plan Information Table

The following table provides information as of March 31, 2011 concerning securities authorized for issuance under Rentrak’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by shareholders(1)	1,860,217	$17.22	72,172

Equity compensation plans not approved by shareholders(2)	242,275	24.04	—

Total	2,102,492	17.76	72,172

(1)	Equity compensation plans approved by shareholders include the Company’s Amended and Restated 2005 Stock Incentive Plan and the 1997 Equity Participation Plan, as amended.

(2)	Equity compensation plans or arrangements approved by our board of directors, but not submitted for shareholder approval, include the 1997 Non-Officer Employee Stock Option Plan, a Restricted Stock Unit Award Agreement with Mr. Livek and options issued in connection with the hiring of an executive.

(3)	The weighted average exercise price does not take into account outstanding deferred stock units or restricted stock units.

PROPOSAL 4

APPROVAL OF THE RENTRAK CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN

We are asking shareholders to approve the Rentrak Corporation 2011 Employee Stock Purchase Plan, which we refer to as the ESPP. The ESPP allows employees to purchase shares of our common stock at a discount using payroll deductions. Shareholder approval of the ESPP would entitle employees in the United States to receive special tax treatment provided by the Code.

The board of directors adopted the ESPP, upon recommendation of the Compensation Committee, subject to shareholder approval at the Annual Meeting. The ESPP provides for the issuance of up to 100,000 shares of common stock. A copy of the ESPP is attached to this proxy statement as Appendix B. The description below is a summary and not intended to be a complete description of the ESPP. Please read the ESPP for more detailed information.

Description of the Employee Stock Purchase Plan

The purpose of the ESPP is to provide employees of Rentrak and of designated subsidiaries with an opportunity to purchase shares of common stock. The ESPP has two portions—one portion for employees in the United States and one portion for international employees.

The portion of the ESPP for employees in the United States is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of such portion of the ESPP, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

A total of 100,000 shares of common stock will be available for issuance and purchase under the ESPP. The number of shares of common stock available for issuance and purchase under the portion of the ESPP for United States employees will be 100,000 shares of common stock less the number of shares of common stock used for the employee stock purchase programs for employees outside the United States. If any purchase right terminates for any reason without having been exercised, the shares of common stock not purchased under such purchase right shall again become available for the ESPP.

The ESPP will be administered by the Compensation Committee of our board of directors or any other Committee appointed by the board of directors to administer the ESPP. The Committee has the full and exclusive discretionary authority to construe and interpret the ESPP and the rights granted under it, to designate from time-to-time which subsidiaries of Rentrak will participate in the ESPP, to establish offering and purchase periods under the ESPP, to establish rules and regulations for the administration of the ESPP, and to amend the ESPP to satisfy applicable laws, to obtain any exemption under such laws or to reduce or eliminate any unfavorable legal, accounting or other consequences. The Committee also may adopt special rules for employees of Rentrak’s international subsidiaries to conform to the particular laws and practices of the countries in which such employees reside.

Eligibility

Generally, all employees of Rentrak and its designated subsidiaries whose customary employment is for more than 20 hours per week and who have completed at least six months of service with Rentrak or any subsidiary are eligible to participate in the ESPP. Employees of designated subsidiaries outside the United States may have different eligibility requirements as determined appropriate by the Committee, for example, to accommodate local requirements and practices. However, any employee who would own or have options to acquire five percent (5%) or more of the total combined voting power or value of all classes of stock of Rentrak or any subsidiary is excluded from participating in the ESPP. As of June 21, 2011, there would have been approximately 297 employees eligible to participate in the ESPP.

Purchase of Shares of Common Stock

Pursuant to procedures established by the Committee, eligible employees may elect to have a portion of their compensation used to purchase shares of common stock. Purchase periods are established and purchases of shares of common stock are made on the last trading day of the purchase period with compensation amounts withheld from employees during the purchase period. Pursuant to procedures established by the Committee, employees may withdraw with respect to a future purchase period. If an employee withdraws from a future purchase period, such employee may not recommence withholding of compensation for the purchase of shares of common stock until the following purchase period.

On each purchase date (the last trading day of each purchase period), any amounts withheld from an employee’s compensation during the applicable purchase period for purposes of the ESPP will be used to purchase the greatest number of whole shares of common stock that can be purchased with such amounts. The purchase price for a share of common stock will be set, unless the Committee determines higher percentages, at the lesser of (i) eighty-five percent (85%) of the fair market value of a share of common stock on the first trading day of the purchase period or (ii) eighty-five percent (85%) of the fair market value of a share of common stock on the purchase date. For purposes of the ESPP, “fair market value” generally means the closing sales price of a share of common stock for the day. As of June 21, 2011 the closing sales price of a share of common stock as reported on the Nasdaq Global Market was $17.11 per share.

The Code limits the aggregate fair market value of the shares of common stock (determined as of the beginning of the purchase period) that any employee in the United States may purchase under the ESPP during any calendar year to $25,000. In addition, an employee may purchase a maximum number of shares determined by dividing $25,000 by the fair market value of the shares on the first day of the applicable offering period and the Committee may further limit the number of shares that an employee may purchase in any purchase period. Employees in the United States must notify Rentrak if shares of common stock are disposed of in a disposition that does not satisfy the holding period requirements of Section 423 of the Code (generally, as discussed below, two years from the beginning of the applicable purchase period).

Rentrak will pay the administrative costs associated with the operation of the ESPP. The employees will pay any brokerage commissions that result from their sales of shares of common stock.

Rentrak may deduct or withhold or require employees to pay to Rentrak any federal, state, local and other taxes Rentrak is required to withhold with respect to any event arising as a result of the ESPP. Rentrak may also deduct those amounts from the employees’ wages or compensation.

Effect of Certain Corporate Events

The ESPP provides for adjustment of the number of shares of common stock which may be granted under the ESPP as well as the purchase price per share of common stock and the number of shares of common stock covered by each purchase right for any increase or decrease in the number of shares of common stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the common stock or recapitalization, reorganization, consolidation, split-up, spin-off or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Rentrak.

In the event of any corporate transaction, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the ESPP, in the number, class of or price of shares of common stock available for purchase under the ESPP and in the number of shares of common stock which an employee is entitled to purchase and any other adjustments it deems appropriate. In the event of any such transaction, the Committee may elect to have the purchase rights under the ESPP assumed or such purchase rights substituted by a successor entity, to set an earlier purchase date, prior to the consummation of such corporate transaction, to terminate all outstanding purchase rights either prior to their expiration or upon completion of the purchase of shares of common stock on the next purchase date, or to take such other action deemed appropriate by the Committee.

Amendment or Termination

The board of directors may amend the ESPP at any time, provided such amendment does not cause rights issued under the portion of the ESPP for United States employees to fail to meet the requirements of Section 423 of the Code. Moreover, any amendment for which shareholder approval is required under Section 423 of the Code or any securities exchange on which the shares are traded must be submitted to the shareholders for approval. The board of directors may suspend or terminate the ESPP any time.

U.S. Federal Income Tax Consequences

The following discussion is only a brief summary of the United States federal income tax consequences to Rentrak and employees under the portion of the ESPP applicable to employees in the United States. It is based on the Code as in effect as of the date of this proxy statement. The discussion relates only to United States federal income tax treatment; state, local, foreign, estate, gift and other tax consequences are not discussed. The summary is not intended to be a complete analysis or discussion of all potential tax consequences.

The amounts deducted from an employee’s pay pursuant to the ESPP will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the purchase period when purchase rights are granted pursuant to the ESPP or at the time the employee purchases shares of common stock pursuant to the ESPP.

If the shares of common stock are disposed of at least two years after the first day of the purchase period to which the shares of common stock relate and at least one year after the shares of common stock were acquired under the ESPP (the “Holding Period”), or if the employee dies while holding the shares of common stock, the employee (or in the case of the employee’s death, the employee’s estate) will recognize ordinary income in the year of disposition or death in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the first trading day of the purchase period over the purchase price of the share of common stock, or (b) the excess of fair market value of the shares of common stock at the time of such disposition over the purchase price of the shares of common stock.

If the shares of common stock are sold or disposed of (including by way of most gifts) before the expiration of the Holding Period, the employee will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the sales price over the purchase price. Even if the shares of common stock are sold for less than their fair market value on the purchase date, the same amount of ordinary income is included in income.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares of common stock and the employee’s tax basis in the shares of common stock (generally, the amount the employee paid for the shares of common stock plus the amount, if any, taxed as ordinary income). Capital gain or loss recognized on a disposition of shares of common stock will be long-term capital gain or loss if the employee’s holding period for the shares of common stock exceeds one year. The purchase date begins the holding period for determining whether the gain or loss realized is short or long term.

If the employee disposes of shares of common stock purchased pursuant to the ESPP after the Holding Period, Rentrak will not be entitled to any federal income tax deduction with respect to the shares of common stock issued under the ESPP. If the employee disposes of such shares of common stock prior to the expiration of the Holding Period, Rentrak generally will be entitled to a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of such disposition.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because Rentrak cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Nonemployee directors are not eligible to participate in the ESPP.

The board of directors unanimously recommends that you vote FOR approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan.

PROPOSAL 5

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking shareholders to approve an advisory resolution on Rentrak’s named executive officer compensation as disclosed in this proxy statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement starting on page 34 below, our Compensation Committee has structured our executive compensation program to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our shareholders and to provide our executives with opportunities to earn additional compensation when superior financial results are achieved. Our Compensation Committee and board of directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals.

We urge shareholders to read the “Executive Compensation” section of this proxy statement beginning on page 34 below, including the “Compensation Discussion and Analysis” starting on page 34 below that discusses our named executive compensation for fiscal 2011 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, appearing on pages 36 through 45 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Rentrak Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on our board of directors or Compensation Committee, the board of directors and Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs.

The board of directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of Rentrak’s named executive officers.

PROPOSAL 6

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE

OFFICER COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on named executive officer compensation of the nature reflected in Proposal 5 above should occur every year, every two years or every three years.

Our Compensation Committee and board of directors believe that conducting future say-on-pay advisory votes every year will provide shareholders with the optimal opportunity to evaluate the effectiveness of our named executive officer compensation program.

Please note that shareholders will not be voting to approve or disapprove the board of director’s recommendation that shareholders vote for future advisory votes on named executive compensation to be held every year. The proxy card provides shareholders with the opportunity to vote for one of four alternatives: holding future say-on-pay advisory votes every year, every two years or every three years, or abstaining from the voting on this proposal.

Although this proposal to vote on the frequency of future say-on-pay votes is an advisory vote and will not be binding on Rentrak, we value the opinions of our shareholders and the Compensation Committee and board of directors will take into account the results of this advisory vote when considering how frequently to conduct future advisory votes on named executive officer compensation. In addition, the board of directors and the Compensation Committee may decide to conduct future say-on-pay advisory votes on more or a less frequent basis than recommended above or approved by Rentrak’s shareholders, and may decide to vary the frequency of future say-on-pay advisory votes, including based on factors such as discussions with our shareholders and material changes to our named executive officer compensation programs.

The board of directors unanimously recommends that you vote for a frequency of 1 YEAR for future advisory votes on executive compensation.

COMMITTEES AND MEETINGS OF THE BOARD

The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2011, the board of directors held eight meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2011.

The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors and our annual meetings of shareholders. All directors attended our annual meeting of shareholders held in August 2010.

Audit Committee

Rentrak has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s activities are governed by a formal written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Information / Corporate Governance” at www.rentrak.com. The Audit Committee held five meetings during the fiscal year ended March 31, 2011.

Mr. Rosenthal (Chair), Mr. O’Connor and Mr. Shaw, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards and rules adopted by the Securities and Exchange Commission (the “SEC”), are the current members of the Audit Committee. The board of directors has determined that Messrs. Rosenthal and Shaw are each qualified to be an “audit committee financial expert” as defined in the SEC’s rules. The board also determined that retired director Mr. Thomas Allen, who also served on the Audit Committee during the first half of fiscal 2011, met the independence requirements for committee membership.

The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent registered public accounting firm, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent registered public accounting firm, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent registered public accounting firm. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak’s directors, officers and employees.

The Audit Committee’s charter makes it responsible for reviewing for potential conflicts of interest all transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC’s disclosure rules and determining whether or not to approve any such transactions. Under the charter, the Audit Committee also reviews, interprets and administers Rentrak’s Code of Business Conduct and reviews requests for waivers and reports of violations. Under the Code of Business Conduct as revised in May 2010, executive officers and directors must obtain the prior written approval of the Audit Committee before participating in any business arrangement with Rentrak. Directors must disclose any personal interest they may have in any transaction with Rentrak or being considered by the board, and may not participate in any decision in which there is a conflict between their personal interests and Rentrak’s interests. See also “Code of Ethics” on page 25 below.

Compensation Committee

The members of the Compensation Committee are Ms. MacDonald (Chair), and Messrs. Hochhauser and Shaw, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Retired director Mr. Thomas Allen, who was also a member of the Compensation Committee during fiscal 2011, also met the independence requirements for committee membership. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive employees. The Compensation Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Information / Corporate Governance” at www.rentrak.com. During the fiscal year ended March 31, 2011, the Compensation Committee held five meetings.

Responsibilities and Processes of Compensation Committee. The board of directors has delegated responsibility for considering and approving the compensation programs and awards to all of Rentrak’s executive officers, including the named executive officers identified in the Summary Compensation Table on page 36 below, to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak’s executive compensation programs.

Engagement of Independent Consultant. For assistance in designing Rentrak’s compensation programs for executive officers to meet our goals and objectives, the Compensation Committee has, on a periodic basis, engaged the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. The Compensation Committee did not retain an outside consultant during fiscal 2011.

Role of Executive Officers. The base salaries paid to executive officers for fiscal 2011, other than our Chief Executive Officer and Mr. Chemerow, were recommended to the Compensation Committee by Mr. Livek in March 2010 and approved by the Compensation Committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the Compensation Committee as a whole. Each of Mr. Livek and Mr. Chemerow was present during the Compensation Committee’s deliberations and approval process regarding compensation of executive officers other than themselves.

Nominating and Governance Committee

The Nominating and Governance Committee is chaired by Mr. Hochhauser. Mr. O’Connor and Mr. Rosenthal are its two other members. The board of directors has determined that each of these directors is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Retired director Mr. George Kuper was the preceding chair of the committee during the first half of fiscal 2011, and also met the Nasdaq director independence requirements. The Nominating Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Corporate Information / Investor Information / Corporate Governance” at www.rentrak.com. The Nominating Committee held four meetings during the fiscal year ended March 31, 2011.

The Nominating Committee is responsible for identifying individuals qualified to become directors of Rentrak and recommending to the board of directors candidates for election and for recommending individuals to serve on each board committee. It is also responsible for developing for board approval a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.

The Nominating Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will take into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoints, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment.

In determining whether to recommend nomination of current directors for re-election, the Nominating Committee will perform periodic evaluations of individual directors. Non-employee directors are generally expected to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak.

When the Nominating Committee is required to identify new director candidates because of a vacancy or a desire to expand the board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has the authority to hire a third party search firm if it deems such action to be appropriate, but has not done so since 2005. Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources.

Finance Committee

During fiscal 2011, the board of directors made the decision to dissolve the Finance Committee and to transfer the committee’s responsibilities of evaluating Rentrak’s strategic, operational and financial issues back to the full board of directors. The board of directors reviewed Rentrak’s financial issues and performance during the general board meetings conducted during the fiscal year.

Committee Membership at July 18, 2011

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Richard Hochhauser	—	Member	Chair
Anne MacDonald	—	Chair	—
Martin O’Connor	Member	—	Member
Brent Rosenthal	Chair	—	Member
Ralph Shaw	Member	Member	—

RISK MANAGEMENT

Rentrak has developed and maintains processes to manage risk in its operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of Rentrak’s Code of Business Conduct. The Audit Committee monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk and risks associated with potential or completed business acquisitions, in addition to assessing the risks in proposed financing or investments of the company. The Nominating and Governance Committee assists in risk management by overseeing Rentrak’s compliance with legal and regulatory requirements relating to corporate governance. The Compensation Committee assesses risks created by the incentives inherent in Rentrak’s compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE

Since the hiring of Mr. Livek as Chief Executive Officer in June 2009, the positions of Chairman of the Board and CEO have been held by different people. Mr. Rosenbaum, who is presently serving as Chairman of the Board, is not independent under Nasdaq listing standards as a result of being CEO and a Rentrak employee during the past three years. The Board has determined that Mr. Rosenthal, who will succeed Mr. Rosenbaum as Chairman of the Board upon his re-election at the Annual Meeting, is independent under Nasdaq listing standards. The board believes that Mr. Rosenbaum’s historical perspective and significant contacts developed during his nearly 11 years as Rentrak’s CEO provided valuable insights in his role of non-executive Chairman, while Mr. Livek brings a wealth of industry experience and operational skills to Rentrak as it seeks to transform itself into a leading provider of media measurement services. The board also believes that Mr. Rosenthal will continue to provide valuable insights in the role of non-executive Chairman in light of his financial expertise and experience in the media industry.

Each of Rentrak’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session at each meeting without management present. As a result, it is the Nominating and Governance Committee’s view that there is no current need for an independent lead director. The Nominating and Governance Committee reevaluates the board’s leadership structure periodically. In Fiscal 2011, the board of directors unanimously elected Mr. Rosenthal to the newly created position of Vice Chairman in recognition of his substantial record of service to the board and the considerable amount of time he has devoted to the company.

CODE OF ETHICS

Rentrak has adopted a Code of Ethics for Senior Financial Officers, which is applicable to its chief executive officer, president, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Corporate Information / Investor Information / Corporate Governance” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, P.O. Box 18888, Portland, Oregon 97218-0888. Such communications will be forwarded unopened to the individual serving as Chair of the Nominating Committee, who will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2011

2011 Director Compensation Table

The following table summarizes compensation paid to non-employee directors for services during the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Tom Allen (3)	$15,783	$269,055	$284,838
William Engel (3)	$19,900	$99,990	$119,890
Richard Hochhauser	$35,350	$99,990	$135,340
George Kuper (3)	$15,650	$230,366	$246,016
Anne MacDonald	$35,400	$99,990	$135,390
Martin O’Connor (3)	$21,358	$99,990	$121,348
Paul Rosenbaum	$50,000	$0	$50,000
Brent Rosenthal	$38,158	$373,771	$411,929
Ralph Shaw	$36,700	$99,990	$136,690

(1)	During fiscal 2011, each non-employee director of Rentrak received an annual cash retainer of $30,000. In addition, the chair of the Compensation Committee received a $3,000 annual retainer, the chair of the Audit Committee received a $5,000 annual retainer, the chair of the Nominating and Governance Committee received a $3,000 retainer, and each other non-employee director who served on the Audit Committee received a $2,500 annual retainer. A fee of $1,200 is paid for each board meeting attended in person. After a non-employee director has attended four committee meetings that were not held at the same time as a board meeting, the director will be paid $600 for each subsequent committee meeting attended in person or by telephone. Rentrak also reimburses directors for their travel expenses for each meeting attended in person; reimbursement amounts are not included in the totals above.

(2)	The dollar amounts reflect the grant date fair value of deferred stock unit (“DSU”) awards granted in fiscal 2011, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 promulgated by the Financial Accounting Standards Board (“FASB”). The DSU valuation is equal to the number of DSUs granted multiplied by the closing stock price on the grant date. The assumptions made in determining the grant date fair values of DSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2011. Unvested DSUs will also fully vest upon termination of the recipient’s service on the board as a result of death, disability, after reaching age 75, or upon a change in control of Rentrak during the vesting period. Each vested DSU entitles the holder to receive a share of Rentrak common stock following the individual’s ceasing to be a director of Rentrak.

Beginning in August 2010, each non-employee director is granted $100,000 of DSUs at or about the time of each annual meeting of shareholders. The number of DSUs is determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number. The DSUs vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues to be a director at the end of the applicable month.

The dollar amount shown for Messrs. Allen and Kuper includes $269,055 and $230,366 respectively, relating to the incremental fair value resulting from the Compensation Committee’s decision to accelerate the vesting of 13,250 DSUs for Mr. Allen and 11,500 DSUs for Mr. Kuper covered by DSU grants in fiscal 2009 and 2010 in connection with their retirement from the board.

The table below shows the total DSUs and stock options granted to each non-employee director during fiscal 2011 and the total DSUs and stock options held by each non-employee director at March 31, 2011.

Name	Number of Shares Subject to DSUs Granted in Fiscal 2011	Number of Shares Subject to Stock Options Granted in Fiscal 2011	Grant Date	Grant Date Fair Value		Total Number of Shares Subject to DSUs Held at March 31, 2011	Total Number of Shares Subject to Stock Options Held at March 31, 2011
Tom Allen	0	0	—		$0	0	0
William Engel	4,545	0	8/26/10		$99,990	4,545	0
Richard Hochhauser	4,545	0	8/26/10		$99,990	13,545	0
George Kuper	0	0	—		$0	0	0
Anne MacDonald	4,545	0	8/26/10		$99,990	13,545	0
Martin O’Connor	4,545	0	8/26/10		$99,990	4,545	0
Paul Rosenbaum	0	0	—		$0	0	117,181
Brent Rosenthal	4,545	25,000	8/26/10 12/23/10	$ $	99,990 273,721	22,545	25,000
Ralph Shaw	4,545	0	8/26/10		$99,990	44,295	17,500

(3)	Messrs. Engel and O’Connor were elected as directors on August 26, 2010, to fill the positions previously held by Messrs. Allen and Kuper, who retired as of that date.

In establishing compensation for non-employee directors for service during fiscal 2011, the Compensation Committee and the board of directors considered information regarding compensation paid to directors of similar marketing services companies collected by a non-employee director, along with director compensation information derived from other sources.

Compensation Arrangements with the Chairman of the Board

Effective March 31, 2010, Rentrak and Mr. Rosenbaum agreed that he will continue as Chairman of the Board in a non-employee capacity through at least September 30, 2011. Mr. Rosenbaum will receive an annual cash retainer of $50,000 as full payment for his services as Chairman of the Board.

In connection with the revised compensation arrangements, on March 31, 2010, Mr. Rosenbaum received a lump sum payment in the amount of $298,739 in full satisfaction of the remaining salary he would have been paid under his employment agreement during calendar 2010, and an additional lump sum payment of $199,000 in early January 2011, in full satisfaction of the salary that he would have been paid for the nine months ending September 30, 2011. The lump sum payments were reduced to reflect agreed upon contributions by Mr. Rosenbaum toward premiums for the continuation of medical, dental and other welfare benefits, and will be further reduced by required payroll deductions. Rentrak also agreed to continue to provide life insurance coverage for Mr. Rosenbaum in the amount of $300,000 through September 30, 2011 and to make a lump sum payment of $200,000 to Mr. Rosenbaum’s heirs if he dies on or before September 30, 2011.

Rentrak and Mr. Rosenbaum also entered into a consulting agreement with a term expiring September 30, 2013, under which Mr. Rosenbaum will provide investor relations advice and such other services as Rentrak may request in exchange for a monthly retainer of $833 through September 30, 2011 and $333 for the remainder of the term, plus continuation of medical, dental and long-term care benefits. In the event that Mr. Rosenbaum secures a contract or other arrangement under which Rentrak is expected to receive revenue of $1,000,000 or more in a 12-month period, Rentrak will negotiate with Mr. Rosenbaum in good faith with regard to bonus compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of June 30, 2011, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of 5% or more of Rentrak’s outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the current and former executive officers of Rentrak named in the Summary Compensation Table below (“named executive officers”), and (iv) all current directors and executive officers of Rentrak as a group.

	Shares Beneficially Owned
Name and Address	Total (1)		Percent of Class (1)
5% or Greater Owners
William R. Huff	1,032,042	(2)	9.2%
67 Park Place, 9th Floor
Morristown, NJ 07960
Mark Cuban	765,632	(3)	6.8%
5424 Deloache Avenue
Dallas, TX 75220

	Shares Owned (5)	Exercisable Options (5)	Total Beneficial Ownership (1)	Percent of Class (1)	Shares Subject to Unvested
Name					DSUs	RSUs
Directors and Nominees
William Engel	10,000	0	10,000	*	4,545	—
Richard Hochhauser	260	0	260	—	13,545	—
William Livek **	103,384	137,500	240,884	2.1%	—	103,500
Anne MacDonald	0	0	0	—	13,545	—
Martin O’Connor	1,000	0	1,000	—	4,545	—
Paul Rosenbaum (4)	338,617	72,181	410,798	3.6%	—	—
Brent Rosenthal	10,750	0	10,750	*	22,545	—
Ralph Shaw	1,000	17,500	18,500	*	44,295	—
Named Executive Officers
David Chemerow	55,035	30,437	85,472	*	—	63,516
Ron Giambra	0	3,000	3,000	*	—	—
Marty Graham	7,158	8,000	15,158	*	—	—
Chris Wilson	0	0	0	—	—	—
All Current Executive Officers and Directors as a group (16 persons)	684,856	331,118	1,015,974	8.8%	103,020	238,816

*	Less than one percent

**	Is also a named executive officer

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 11,221,873 shares of Rentrak’s common stock issued and outstanding as of June 30, 2011.

(2)	William R. Huff, the general partner of certain limited partnerships affiliated with WRH, filed Amendment No. 2 to Schedule 13D reporting as of November 19, 2009, sole voting power and dispositive power as to 1,032,042 shares of Rentrak common stock. Subsequently, W.R. Huff Asset Management Co. LLC, filed Schedule 13F on May 16, 2011 reporting holdings of 1,037,042 shares of Rentrak stock.

(3)	Mark Cuban filed Amendment No. 2 to Schedule 13G reporting as of December 31, 2009, sole voting power and dispositive power as to 765,632 shares.

(4)	Includes 113,035 shares pledged as collateral in connection with a margin account with a securities broker.

(5)	In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder assumes the exercise of all outstanding options such shareholder holds and that are exercisable within 60 days after record date June 21, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Form 3s) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements since March 31, 2010, except as follows: David Chemerow, an executive officer, was late in filing one report on Form 4 to report one transaction, William Livek, a director and executive officer, was late in filing one report on Form 4 to report one transaction, Brent Rosenthal, a director, was late in filing one Form 4 to report one transaction, Marty Graham, an executive officer, was late in filing one Form 4 to report one transaction, Ron Giambra, an executive officer, was late in filing one Form 4 to report one transaction, Timothy Erwin, an executive officer, was late in filing one Form 4 to report one transaction, Christopher Roberts, an executive officer, was late in filing one Form 4 to report one transaction, Amir Yazdani, an executive officer, was late in filing one Form 4 to report one transaction, Cathy Hetzel, an executive officer, was late in filing one Form 4 to report one transaction, and William Engel, a director, was late in filing one Form 4 to report one transaction.

EXECUTIVE OFFICERS

The names, ages, positions and backgrounds of Rentrak’s current executive officers in addition to Mr. Livek are as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
David Chemerow	60	2009	Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Chemerow joined Rentrak in October 2009 in his current position. From 2005 through September 2009, Mr. Chemerow was Senior Vice President and Chief Financial Officer at Olympus Media, LLC, which specializes in the sale of outdoor advertising. From 2003 to 2004, Mr. Chemerow was the Chief Operating Officer for TravelCLICK, Inc., which helps hotels maximize profit from electronic channels. From 2002 to 2003, he was the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators. From 1990 to 2000 Mr. Chemerow served in senior executive roles in several media companies, including as Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy Enterprises, Inc., a global media and lifestyle company, President and Chief Operating Officer of GT Interactive Software Corp, a publisher of computer games, and President and Chief Executive Officer of Soldout.com, Inc., which specializes in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow previously served as the non-executive Chairman of the Board of Playboy Enterprises, Inc. until March 2011 and is a member of the board of directors of Dunham’s Athleisure Corporation, a sporting goods retailer.

Timothy Erwin	42	2007	Senior Vice President, Sales and Customer Relations. Mr. Erwin has been with Rentrak for 20 years and, prior to his promotion in January 2007, held positions including Vice President of Customer Relations, Senior Director of Customer Relations, and Manager of Customer Services and Key Accounts. Prior to joining Rentrak, Mr. Erwin was a District Manager for National Video.

Ron Giambra	49	2011	President, Theatrical Worldwide. Mr. Giambra served as Executive Vice President Theatrical Worldwide from 2008 until he was promoted to his current position in April 2011. Mr. Giambra joined Rentrak in 2001 as Vice President, Theatrical and served as Senior Vice President, Theatrical from early 2003 until his promotion in early 2008. Prior to joining Rentrak, Mr. Giambra held various management positions with motion picture distribution companies, including Tribune Media from 2000 to 2001, Destination Films in 1999 and 2000, Polygram Film Entertainment from 1997 to 1999, and Orion Films from 1983 to 1997. Mr. Giambra currently serves as a member of the board of directors and sits on the Audit Committee for the widely-respected Will Rogers Motion Picture Pioneers Foundation, and is active in many charitable events and programs within the motion picture industry.

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Marty Graham	53	2005	President, Home Entertainment Division (formerly the PPT Division). Mr. Graham served as Chief Operating Officer, PPT Division from January 2005 until he was promoted to his current position in October 2005. Mr. Graham served as Senior Vice President, Studio Relations from May 2002 through December 2004. Previously, he served Rentrak as Vice President, Product Development beginning in 1991. Mr. Graham joined Rentrak in October 1988 as Director of Product Development. Prior to joining Rentrak, Mr. Graham served as general manager and secretary/treasurer of Pacific Western Video Corporation.

Cathy Hetzel	60	2011	Corporate President and President, AMI Division. Ms. Hetzel was promoted to Corporate President in April 2011. Ms. Hetzel joined Rentrak in March 2004, following a one-year consulting relationship with Rentrak, and served as Senior Vice President, OnDemand Essentials until her appointment to President, AMI Division in April 2007. Previously, she was senior vice president, business development at Concero, an interactive television, video on demand (VOD) and electronic commerce services company, beginning in March 2000. Prior to that, she was senior vice president of Digital Cable Radio Associates, a partnership of several music recording companies and cable operators.

Christopher Roberts	43	2008	Senior Vice President, Home Entertainment Media & Digital. Mr. Roberts served as Senior Vice President, Sales & Marketing from 2003 until he was promoted to his current position in April 2008. Prior to becoming Vice President, Sales in 1994, a position he held until 2003, Mr. Roberts was Rentrak’s National Director of Sales, a position he held beginning in September 1992. Previously, Mr. Roberts worked as an account executive for Rentrak. Prior to that, he was an account executive for National Video. Mr. Roberts is also co-owner of Go! Productions, a music and voice production company based out of Camas, Washington. Mr. Roberts serves as a member of the Entertainment Merchants Association (EMA) Digital Council. Mr. Roberts is also on the board of directors of Our Family Adoptions, a 501(c)(3) non-profit international adoption agency which facilitates adoptions out of The Democratic Republic of Congo, Africa.

Chris Wilson	44	2011	President of National Linear Television. Chris Wilson was hired as Rentrak’s President of National Linear Television in February 2011. Prior to that, Mr. Wilson was CEO and President of LogicLab from March 2009 until February 2011. A division of Merkle LLC, LogicLab focused on delivering customer data-driven targeting of direct marketing tools to the mass media buying and planning markets. Prior to LogicLab, Mr. Wilson was President at Experian Research Services from February 2007 until March 2009 as well as President of Simmons Market Research Bureau from October 2000 until February 2007. Earlier in his career, he held numerous senior-level positions during his tenure at Scarborough Research Company where he played a critical role in growing the TV station subscription base and helped the company market the value of targeted television campaigns to advertisers.

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
Amir Yazdani	51	2001	Executive Vice President, Information Technology and Chief Information Officer. Mr. Yazdani was promoted to his present position in July 2001. Previously, Mr. Yazdani was Vice President, Management Information Systems of Rentrak’s former subsidiary 3PF.COM, Inc., from 1999 to June 2001, and Vice President, Management Information Systems of Rentrak from 1993 to 1999.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Principles. In general, our compensation programs for our executive officers named in the 2011 Summary Compensation Table below are designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers for fiscal 2011 included cash incentive bonuses and equity-based awards (stock options) that reward the achievement of goals and objectives relating to both individual performance and company performance.

Rentrak’s overall executive compensation levels in place for fiscal 2011 were designed to attract and retain the talent needed to enable us to achieve and maintain a leadership position in the businesses and industries in which Rentrak competes, as well as to increase the long-term value of the company’s stock for shareholders.

Our new hire executive compensation packages structured for Messrs. Livek and Chemerow in fiscal 2010 place a greater emphasis on equity-based compensation, as well as compensation conditioned on the achievement of corporate and individual performance goals. This shift in focus was carried through the rest of our executive team later in fiscal 2010 through revamping our compensation program for other executive officers.

The goals and objectives of our executive compensation program for named executive officers established in fiscal 2010, and reflected in the employment agreements that we entered into with each of our named executive officers during fiscal 2010, are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak’s strategic goals and increase shareholder value.

Elements of Compensation in Fiscal 2011. The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, cash incentive bonus, stock options and other equity-based incentive compensation, severance arrangements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below.

Base Salaries. The base salaries of our named executive officers who were not hired during fiscal 2011 were unchanged from the levels established during fiscal 2010 and reflected in the employment agreements that we entered into with each of our named executive officers during fiscal 2010. The Compensation Committee established the base salary for Mr. Wilson based on the business judgment of the Committee members in light of the extensive negotiations with Mr. Wilson regarding his compensation package, and taking into consideration the base salaries of the other executive officers and relative cost-of-living issues.

Cash Incentive Bonuses. The employment agreements for Messrs. Livek and Chemerow include provisions for an annual cash bonus of up to $100,000 based on the achievement of performance criteria to be established each year by the Compensation Committee. The performance criteria established for Mr. Livek and Mr. Chemerow for fiscal 2011 related to resolving certain organizational issues related to our AMI Division, successfully integrating certain third party-data into our databases, and successfully integrating the acquired EDI Business into our Box Office EssentialsTM line of business in our AMI Division. The performance criteria for Messrs. Livek and Chemerow were each weighted equally and the Compensation Committee expected that the performance goals would be difficult to achieve. After fiscal 2011 year end, the Compensation Committee reviewed the status of the performance goals and concluded that both Mr. Livek and Mr. Chemerow had achieved these performance goals in full and should also receive additional discretionary cash bonus amounts in recognition of their exceptional performance during fiscal 2011.

The amount of the target bonus opportunity for each of Mr. Giambra and Mr. Graham was approved by the Committee in connection with their employment agreements entered into in fiscal 2010. For fiscal 2011 the Committee established performance goals for Mr. Giambra and Mr. Graham based 1/4 on the achievement of budgeted operating income for the Company as a whole and 3/4 on the achievement of budgeted operating income for the Company’s Theatrical line of business for Mr. Giambra and the Company’s Home Entertainment division for

Mr. Graham.

The Compensation Committee established the amount of the cash incentive bonus opportunity awarded to Mr. Wilson pursuant to his employment agreement based on the business judgment of the Committee members in light of the extensive negotiations with Mr. Wilson regarding his compensation package. Pursuant to the terms of his employment agreement, Mr. Wilson will be eligible to earn a bonus based on the net revenues for the Company’s national linear TV network products and advertising agency and advertiser products. For threshold net revenue performance, Mr. Wilson will earn a bonus of $100,000, for target performance, a bonus of $150,000, and for maximum performance, a bonus of $200,000.

Equity Incentive Compensation. During fiscal 2011, the Compensation Committee granted nonqualified stock options to Messrs. Livek and Chemerow in recognition of their exceptional performance. The Committee granted nonqualified stock options to Mr. Wilson pursuant to the terms of his employment agreement based on the business judgment of the Committee members in light of the extensive negotiations with Mr. Wilson regarding his compensation package and in light of the equity incentive compensation opportunities Mr. Wilson forfeited in connection with leaving his previous employment to join us and to provide an effective incentive for Mr. Wilson to achieve the specified performance goal pursuant to which one of the stock options will vest if for the period from February 9, 2011 through March 31, 2012, the amount of net revenues for the Company’s national linear TV network products and advertising agency and advertiser products is equal to or greater than a specified level that the Committee expects will be very difficult to achieve. The Compensation Committee did not grant equity incentive compensation awards to the other named executive officers during the fiscal 2011 year due to the timing of the Compensation Committee’s meetings based on a pre-determined schedule that resulted in the Committee granting discretionary equity incentive compensation awards near the end of fiscal 2010 and in early fiscal 2012.

Personal Benefits. The Compensation Committee awards personal benefits for the Company’s named executive officers in the business judgment of its members based on an assessment of competitive market factors and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our disability and life insurance plans and 401(k) retirement plan. In addition to these benefits, the Compensation Committee determined to reimburse Mr. Livek for certain out-of-town housing expenses in recognition of the fact that Mr. Livek’s use of this secondary residence greatly reduced his travel expenses. The Committee further awarded a car allowance for each of Messrs. Livek and Chemerow based on its subjective assessment that this would be an appropriate additional benefit.

Employment Agreements and Termination and Severance Benefits. We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. Payments of termination and severance benefits are intended to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties without distraction in circumstances arising from the possibility of a termination of employment without cause or a change in control of Rentrak.

Deductibility of Compensation. In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This provision limits the deductibility of compensation in excess of $1 million paid to certain of a company’s most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options are structured to qualify as “performance-based compensation” under Section 162(m). Although deductibility is only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation program, the Compensation Committee views it as a significant factor.

2011 Summary Compensation Table

The following table summarizes information regarding compensation for the three fiscal years ended March 31, 2011, 2010 and 2009, earned by individuals who served as chief executive officer, chief financial officer, or one of the three other most highly compensated executive officers of Rentrak during fiscal 2011.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
William P. Livek	2011	$165,000	$75,000	$0	$1,854,588	$100,000	$65,527	$2,260,115
Chief Executive Officer	2010	119,327	150,000	1,293,200	$1,464,475	0	9,226	3,036,228
David Chemerow	2011	$165,000	$75,000	$0	$2,781,882	$100,000	$11,890	$3,133,772
Chief Operating Officer and Chief Financial Officer	2010	75,000	100,000	1,196,332	767,585	0	176,124	2,315,041
Ron Giambra	2011	$254,925	$0	$0	$0	$138,963	$416	$394,305
President, Theatrical Worldwide	2010	283,250	0	0	93,838	0	0	377,088
	2009	275,000	0	0	0	0	0	275,000
Marty Graham	2011	$231,750	$0	$0	$0	$152,951	$9,260	$393,961
President, Home	2010	257,500	0	0	93,838	0	9,739	361,077
Entertainment	2009	250,000	4,648	0	0	0	10,223	264,871
Chris Wilson President, National Linear Television	2011	$42,548	$62,000	$0	$1,328,685	$0	$246	$1,433,479

(1)	Reflects principal position as of March 31, 2011.

(2)	Reflects the grant date fair value of restricted stock units (“RSUs”), determined using the Monte Carlo simulation, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2011 (the “2011 10-K”). Vesting of the RSUs is conditioned upon the attainment of performance conditions; the awards would terminate with a zero value in the absence of achievement of one or more of the conditions. If the maximum level of performance conditions were achieved, the RSU awards would have the following values, based on the closing sale price of Rentrak’s common stock on the date of grant: Mr. Livek, $3,099,375 and Mr. Chemerow, $2,258,799. See the “Grants of Plan-Based Awards” table on page 38 below for additional information.

(3)

Reflects the grant date fair value of stock options and stock-settled stock appreciation rights (“SARs”) granted during the years shown based on the Black-Scholes option pricing model, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of options and stock-settled SARs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our 2011 10-K. During fiscal 2009, performance-based nonqualified stock options were granted to Mr. Giambra and Graham. Due to the performance conditions, it was not probable that the awards would vest, resulting in zero compensation expense for the named executive officers, consistent with FASB ASC Topic 718. The valuation of the performance-based options at the grant date using the Black-Scholes valuation model and assuming the options vested in full is as follows: Mr. Giambra, $114,078; and Mr. Graham, $114,078. In the absence of vesting, the performance-based options will terminate with a zero value. Effective April 7, 2011, the Compensation Committee determined that the performance goals were not achieved and the awards were cancelled.

(4)	Amounts disclosed for fiscal 2011 include the following:

A.	Mr. Livek received as perquisites a long-term disability insurance plan with annual premiums of $2,768 and reimbursement for the cost of an automobile of $7,750 and housing of $46,750, as well as $8,258 in annual matching contributions under Rentrak’s 401(k) plan.

B.	Mr. Chemerow received reimbursement for the cost of an automobile of $7,088 as well as $4,490 in annual matching contributions under Rentrak’s 401(k) plan and a supplemental long-term disability plan with annual premiums totaling $312.

C.	Mr. Giambra received the benefit of a supplemental long-term disability plan with annual premiums totaling $416.

D.	Mr. Graham received the benefit of a supplemental life insurance and long-term disability plan with annual premiums totaling $2,121, as well as $7,139 in annual matching contributions under Rentrak’s 401(k) plan.

E.	Mr. Wilson, based on the date of his hiring in February 2011, received the benefit of $246 in annual matching contributions under Rentrak’s 401(k) plan.

2011 Grants of Plan-Based Awards Table

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2011.

Name	Type of Award	Grant Date		Approval Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options or SARs	Exercise or Base Price of Option Awards and SARs ($/Sh)	Grant Date Fair Value of Stock and Option/SAR Awards (5)
					Thresh- old	Target	Maximum	Thresh- old	Target	Maxi- mum
William Livek	Stock Option	12/23/10	(1)	12/23/10							160,000	$29.73	$1,854,592
	Cash Incentive Award				—	$100,000	—
David Chemerow	Stock Option	12/23/10	(2)	12/23/10							240,000	$29.73	$2,781,880
	Cash Incentive Award				—	$100,000	—
Ron Giambra	Cash Incentive Award				$160,000	$200,000	$240,000
Marty Graham	Cash Incentive Award				$160,000	$200,000	$240,000
Chris Wilson	Stock Option	2/9/11	(3)	2/9/11							110,000	$26.91	$1,208,531
	Stock Option	2/9/11	(4)	2/9/11				—	10,200	—		$26.91	45,707
	Cash Incentive Award				$100,000	$150,000	$200,000

(1)	Reflects nonqualified stock options that will vest and become exercisable with respect to 106,667 shares on June 30, 2013 (approximately 2.5 years) and with respect to the remaining 53,333 shares on 12/23/2014 (4 years).

(2)	Reflects nonqualified stock options that will vest and become exercisable with respect to 160,000 shares on September 30, 2013 (approximately 2.75 years) and with respect to the remaining 80,000 shares on 12/23/2014 (4 years).

(3)	Reflects a nonqualified stock option grant that will vest and become exercisable in four equal annual installments beginning one year after the grant date.

(4)	Reflects a nonqualified stock option grant that will vest and become exercisable upon the attainment of a specified performance goal discussed in the “Compensation Discussion and Analysis” section above.

(5)	The grant date fair values of stock options based on the Black-Scholes option pricing model, excluding the effect of estimated forfeitures. The assumptions made in determining the grant date fair values of options under FASB ASC Topic 718 have been calculated based on the assumptions described in Note 2 of the Notes to Consolidated Financial Statements in our 2011 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash incentive award earned by each named executive officer pursuant to his respective employment agreement and the achievement of the performance goals established by the Compensation Committee. Amounts in the Bonus column of the Summary Compensation Table represent additional discretionary cash bonus payments awarded by the Compensation Committee to Messrs. Livek and Chemerow and the signing bonus negotiated by Mr. Wilson in connection with entering into his employment agreement.

Outstanding Equity Awards at 2011 Fiscal Year End Table

The following table provides information about equity-based awards held by the named executive officers at March 31, 2011.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
William	6/15/09	50,000	150,000				$14.50	6/15/19
Livek	6/15/09	18,750	56,000	(2)			14.50	6/15/19
	12/23/10		160,000				29.73	12/23/20
David	10/01/09	30,347	91,313				$17.22	10/1/19
Chemerow	12/23/10		240,000				29.73	12/23/20
Ron	10/10/08				33,750	(3)	$11.10	8/30/11
Giambra	3/24/10	3,000	9,000				20.89	3/24/20
Marty	11/26/03	5,000					$7.97	11/26/13
Graham	10/10/08				33,750	(3)	11.10	8/30/11
	3/24/10	3,000	9,000				20.89	3/24/20
Chris	2/09/11		110,000				$26.91	2/9/21
Wilson	2/09/11				10,200	(4)	26.91	2/9/21

(1)	Vests in four equal annual installments beginning one year after the grant date.

(2)	Represents stock-settled SARs.

(3)	Vesting is subject to the achievement of minimum amounts of operating income in the Box Office Essentials line of business for Mr. Giambra and the Home Entertainment Division for Mr. Graham for the two year period ending March 31, 2011. Effective April 7, 2011, the Compensation Committee determined that the performance goals were not achieved and the awards were cancelled.

(4)	Vesting is subject to the achievement of performance goals discussed in the “Compensation Discussion and Analysis” section above.

2011 Stock Vested Table

The following table provides information regarding restricted stock unit awards vested for the named executive officers during the fiscal year ended March 31, 2011. None of the named executive officers exercised stock options during fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Livek	110,250	$667,013
David Chemerow	67,657	$617,032
Ron Giambra	—	—
Marty Graham	—	—
Chris Wilson	—	—

Potential Payments upon Termination or Change-in-Control

Rentrak has entered into employment agreements with each of its current executive officers. Mr. Livek’s agreement will expire on June 30, 2013 and Mr. Chemerow’s on September 30, 2013. The employment agreement with each other executive officer will expire on March 31, 2012, subject to automatic renewal for successive one-year periods unless Rentrak gives notice of non-renewal by a specified date. The severance and other benefits payable to the named executive officers following termination of employment or a change in control of Rentrak (a “CIC”) are described in more detail below.

A CIC, as defined in the current award agreements with executive officers, includes (a) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of Rentrak’s then outstanding capital stock, (b) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, or (c) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 50% of the combined voting power of the voting securities of the surviving entity immediately following the transaction.

Severance payments are conditioned on execution of a general release of claims against Rentrak. To the extent that severance benefits that become payable in connection with a CIC, including the acceleration of vesting of equity-based awards, are subject to an excise tax pursuant to Section 4999 of the Code, such benefits will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive.

William P. Livek, Chief Executive Officer

Mr. Livek will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason is defined as Rentrak’s failure to comply with the material terms of the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Livek’s position or responsibilities, a material reduction in his base salary or failure to continue to provide employee benefits. Cause is defined as a material breach of the agreement by Mr. Livek, his failure to comply with Rentrak’s material policies or standards or to perform any material job duties, a felony conviction or plea of no contest to a felony, or any act by Mr. Livek constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.

The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Livek as of March 31, 2011, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination				Involuntary Termination (Other Than Death and Disability)				Death	Disability	CIC Without Termination
	For Good Reason Without CIC		For Good Reason with CIC		Without Cause and Without CIC		Without Cause and with CIC
Cash Severance (1)	$250,000		$250,000		$250,000		$250,000		$250,000	$250,000	$0
Stock Option/SAR Vesting (2)	1,707,750	(3)	2,561,625	(4)	1,707,750	(3)	2,561,625	(4)	0	0	2,561,625	(4)
Total	$1,957,750		$2,811,625		$1,957,750		$2,811,625		$250,000	$250,000	$2,561,625

(1)	Represents a lump sum cash severance payment of $150,000 plus an annual cash bonus in the amount of $100,000 payable based on the extent to which the applicable performance measures had been achieved on or before the date of termination; the amount shown in the table assumes the measures were achieved in full.

(2)	Upon termination without cause or for good reason, two annual installments of stock options and SARs granted on June 15, 2009, will vest to the extent not previously vested; the options and SARs will vest in full in the event a CIC occurs.

(3)	Represent the value of 100,000 options and 37,500 SARs based on the difference between the Fiscal Year-End Price and the per share exercise price (the “Fiscal Year-End Spread”).

(4)	Represent the value of 150,000 options and 56,250 SARs, based on the Fiscal Year-End Spread.

David Chemerow, Chief Operating Officer and Chief Financial Officer

Mr. Chemerow will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason and cause have the same definitions as in Mr. Livek’s employment agreement. The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Chemerow as of March 31, 2011, if his employment had been terminated or a CIC had occurred on that date under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$250,000	$250,000	$250,000	$250,000	$100,000	$100,000	$0
Stock Option Vesting (2)	590,488	590,488	590,488	590,488	0	0	590,488
Health and Other Benefits (3)	10,318	10,318	10,318	10,318	0	0	0
Total	$850,806	$850,806	$850,806	$850,806	$100,000	$100,000	$590,488

(1)	Represents a lump sum cash severance payment of $150,000 (which is not payable in the event of death or disability) plus an annual cash bonus in the amount of $100,000 payable based on the extent to which the applicable performance measures had been achieved on or before the date of termination; the amount shown in the table assumes the measures were achieved in full.

(2)	Upon termination without cause or for good reason, two annual installments of stock options granted on October 1, 2009, will vest to the extent not previously vested; the options will vest in full in the event a CIC occurs. Accordingly, the amounts shown represent the value of 60,875 options based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

Severance Arrangements with Other Current Named Executive Officers

Mr. Giambra and Mr. Graham entered into amended and restated employment agreements with Rentrak effective March 30, 2010. Mr. Wilson entered into an employment agreement effective February 9, 2011 in connecting with commencing employment. The employment agreements provide, among other things, for severance payments in certain circumstances following termination of employment, as described in more detail below. Continuation of severance payments generally is subject to compliance with an agreement not to compete with Rentrak and execution by the executive of a general release of claims against Rentrak.

Good reason is defined in the amended and restated employment agreements as Rentrak’s failure to comply with the material terms of the agreement, an act or failure to act by Rentrak that constitutes a substantial adverse change in the officer’s position or responsibilities, a material reduction in his or her base salary or failure to continue to provide employee benefits, or specified changes in the location of the officer’s workplace. Cause is defined as willful material misconduct in the performance of the officer’s duties, a material breach of the agreement by the officer, the officer’s willful commission of a material act of malfeasance, dishonesty or breach of trust that materially harms Rentrak or is materially detrimental to its reputation, or the officer’s conviction of or plea of no contest to a felony involving moral turpitude.

Severance Following Termination During Term of Employment Agreement. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by the executive other than for good reason. If an executive officer dies or becomes disabled during the term of the agreement, the officer or his or her estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If an executive officer is terminated during the term of the agreement and before a CIC occurs, by Rentrak without cause or by the officer for good reason, in addition to accrued base salary and other benefits, the officer is entitled to receive severance payments in the amount of his or her monthly base salary during a severance period of (a) three months for each four full years of continuous service or (b) the number of monthly installments specified in the agreement (nine months for Mr. Giambra and six months for Mr. Graham and Mr. Wilson), whichever is longest. Medical and dental insurance benefits will also be continued during this period unless provided by a subsequent employer.

Severance upon Termination After Expiration of Agreement. The amended and restated employment agreements also provide for continuation of medical and dental insurance benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by the executive officer with good reason, after expiration of the term, provided that he or she has had five or more continuous years of employment with Rentrak. The total amount of the severance payments will equal the officer’s monthly base salary then in effect times (a) three months for each four full years of continuous service or (b) the number of monthly installments specified in the agreement, whichever is longer.

Ron Giambra, President Theatrical Worldwide

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$330,157	$330,157	$330,157	$330,157	$0
Stock Option/SAR Vesting (2)	0	711,900	0	766,170	711,900
Health and Other Benefits (3)	3,875	3,875	3,875	3,875	0
Total	$334,032	$1,045,932	$334,032	$1,100,202	$711,900

(1)	Represents 9 months’ base salary and accrued bonus for fiscal 2011 payable in 9 equal monthly installments.

(2)	Represents the value of (a) unvested performance-based stock options and cash-settled SARs relating to a total of 45,000 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC, (effective April 7, 2011, the Compensation Committee determined that the performance goals were not achieved and the awards were cancelled), (b) unvested stock options for a total of 9,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC, in each case based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 9 months of medical and dental insurance coverage.

Marty Graham, President Home Entertainment

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$442,638	$442,638	$442,638	$442,638	$0
Stock Option/SAR Vesting (2)	0	711,900	0	766,170	711,900
Health and Other Benefits (3)	19,383	19,383	19,383	19,383	0
Total	$462,022	$1,173,922	$462,022	$1,228,192	$711,900

(1)	Represents 15 months’ base salary and accrued bonus for fiscal 2011 payable in 15 equal monthly installments.

(2)	Represents the value of (a) unvested performance-based stock options and cash-settled SARs relating to a total of 45,000 shares of Rentrak common stock at an exercise price of $11.10 per share that will vest in full upon the occurrence of a CIC (effective April 7, 2011, the Compensation Committee determined that the performance goals were not achieved and the awards were cancelled) and (b) unvested stock options for a total of 9,000 shares at an exercise price of $20.89 per share that will vest in full upon termination without cause following a CIC, in each case based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 15 months of medical and dental insurance coverage.

Chris Wilson, President of National Linear Television

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance (1)	$147,500	$147,500	$147,500	$147,500
Stock Option/SAR Vesting (2)	0	0	0	1,202
Health and Other Benefits (3)	7,754	7,754	7,754	7,754
Total	$155,254	$155,254	$155,254	$156,455

(1)	Represents 6 months’ base salary payable in 6 equal monthly installments.

(2)	Represents the value of 110,000 unvested stock options and 10,200 unvested performance stock options at an exercise price of $26.91 per share that will vest in full upon termination without cause following a CIC. The amount is based on the Fiscal Year-End Spread.

(3)	Represents the estimated current cost of continuation of 6 months of medical and dental insurance coverage.

REPORT OF THE COMPENSATION COMMITTEE

The “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee oversees, on behalf of the board of directors of Rentrak Corporation, Rentrak’s executive compensation programs, including payments and awards to its executive officers and directors. The Committee has overall responsibility for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs and addressing other compensation issues facing Rentrak that require board action. The Committee is also responsible for reviewing and discussing with management and recommending to the board of directors the Compensation Discussion and Analysis for inclusion in Rentrak’s annual proxy statement, in accordance with applicable SEC regulations.

In discharging its responsibilities, the Compensation Committee:

•	Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

•

Based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement and Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2011, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Anne MacDonald (Committee Chair)        Richard Hochhauser        Ralph Shaw

REPORT OF THE AUDIT COMMITTEE

The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for the Company’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent auditors and management the audited financial statements for fiscal 2011. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communications with audit committees. Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2011, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Brent Rosenthal (Committee Chair)        Ralph Shaw        Martin O’Connor

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent auditors for the Company’s fiscal year ending March 31, 2012. Grant Thornton LLP audited Rentrak’s financial statements for the fiscal year ended March 31, 2011. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions. As described under “Proposal 2: Ratification of Appointment of Independent Auditors” above, the shareholders are being asked to ratify the selection of Grant Thornton LLP.

Fees Paid to Principal Independent Auditors

The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2011 and 2010:

	2011	2010
Audit Fees (1)	$443,801	$433,964
Audit Related Fees (2)	$7,770	$12,325
Tax Fees (3)	$111,618	$199,121
All Other Fees (4)	—	—

(1)

Consists of fees for audit services involving the audit of Rentrak’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on Rentrak’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The increase in audit fees in Fiscal 2011 over Fiscal 2010 was due to company acquisitions, new international operations and several new legal entities.

(2)

Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

(3)	Relates to the preparation and review of U.S. federal, state and Canadian tax returns for fiscal 2011 and 2010.

(4)	Consists of consulting services performed by our auditors not included in the other categories.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2011 and 2010 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2012

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2012 Annual Meeting of Shareholders is March 20, 2012. To be considered at the 2012 Annual Meeting of Shareholders, Section 2.12 of Rentrak’s Bylaws requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 90 calendar days (or by May 26, 2012) and no earlier than 120 calendar days prior to the first anniversary of the date of the 2011 Annual Meeting.

By Order of the Board of Directors,

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary

Portland, Oregon

July 18, 2011

APPENDIX A – RENTRAK CORPORATION 2011 INCENTIVE PLAN

RENTRAK CORPORATION

2011 INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Rentrak Corporation 2011 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1	Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.

(c) All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2	Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option or SAR at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 3 million shares; plus

(b) (i) up to 99,672 authorized shares available for issuance, and not issued or subject to outstanding awards under, the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Prior Plan”) on the Effective Date shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the Effective Date, and shall instead be set aside and reserved for issuance pursuant to the Plan and (ii) up to an additional 1,856,042 shares subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2	Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger, consolidation or statutory share exchange is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3	Limitations

Subject to adjustment as provided in Section 15.1, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan other than Awards of Options or Stock Appreciation Rights shall not exceed 1 million shares.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1	Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time they are paid to other shareholders and (ii) comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date.

7.4	Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable,

any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6	Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate the registration requirements under the Securities Act or similar requirements under the laws of any state or foreign jurisdiction, then the Option shall remain exercisable until the earlier of (a) the Option Expiration Date and (b) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or other requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

SECTION 9. STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem

SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3	Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND

STOCK UNITS

10.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2	Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3	Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1	Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2	Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

13.1	Payment of Tax Withholding and Other Obligations

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

13.2	Payment Methods

The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (e) selling shares of Common Stock issued under an Award on the open market or to the Company, or (f) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1	Adjustment of Shares

(a) In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, statutory share exchange, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (C) the maximum number and kind of securities set forth in Section 4.3; (D) the maximum numbers and kind of securities set forth in Section 16.3; and (E) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(b) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3	Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) All outstanding Awards, other than Performance Shares and Performance Units, shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares or Performance Units earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion)

exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4	Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, a statutory share exchange, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5	No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6	No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7	Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1	Performance Criteria

(a) If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

(b) Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

(c) The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2	Compensation Committee Certification; Adjustment of Awards

(a) After the completion of each performance period, the Compensation Committee shall certify the extent to which any performance goal established under this Section 16 has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting, as applicable, of any Award subject to this Section 16.

(b) Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3	Limitations

(a) Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 1,000,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 1,000,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $1,000,000.

(b) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1	Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

17.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2	Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3	Indemnification

(a) Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4	No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5	Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

18.6	Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10	Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Oregon.

18.11	Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the shareholders of the Company.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the number of then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (D) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction, or (E) any acquisition approved by the Board;

(b) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” means Rentrak Corporation, an Oregon corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a statutory share exchange pursuant to which the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor

Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Rentrak Corporation 2011 Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of

Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

APPENDIX – B

RENTRAK CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

The Rentrak Corporation 2011 Employee Stock Purchase Plan is comprised of two subplans as set forth below, each of which is intended to constitute a separate offering: the Rentrak Corporation U.S. Employee Stock Purchase Plan and the Rentrak Corporation International Employee Stock Purchase Plan.

The number of shares of the Common Stock of Rentrak Corporation reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan comprised of the Rentrak Corporation U.S. Employee Stock Purchase Plan and the Rentrak Corporation International Employee Stock Purchase Plan is 100,000 shares, subject to adjustment as set forth in Section 9 of each subplan. Shares of Common Stock to be issued under the Plan shall be drawn from authorized and unissued shares.

B-1

RENTRAK CORPORATION

U.S. EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of this Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix A.

SECTION 3. ELIGIBILITY REQUIREMENTS

3.1	Initial Eligibility

Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the later of (a) the date on which Employee completes six (6) months of continuous employment; and (b) the Effective Date. Participation in the Plan is entirely voluntary.

3.2	Limitations on Eligibility

The following Employees are not eligible to participate in the Plan:

(a) Employees who have been continuously employed for fewer than six (6) months,

(b) Employees whose customary employment is twenty (20) hours or less per week; and

(c) Employees who, immediately upon purchasing Shares under the Plan, would own directly or indirectly, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of stock of the Company or any Subsidiary (and for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply, and stock that the Employee may purchase under outstanding options shall be treated as stock owned by the Employee).

SECTION 4. ENROLLMENT

Any Eligible Employee may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering

Period. Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date.

SECTION 5. GRANT OF OPTIONS ON ENROLLMENT

5.1	Option Grant

Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2	Option Expiration

An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

5.3	Purchase of Shares

An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that such option shall be for a maximum number of shares determined by dividing $25,000 by the Fair Market Value of the Shares on the first day of the applicable Offering Period; provided, further, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

Notwithstanding anything to the contrary herein, to the extent required by Section 423 of the Code, no Employee shall be granted an option under the Plan (or any other plan of the Company or a Subsidiary intended to qualify under Section 423 of the Code) that would permit the Employee to purchase Shares under the Plan (and such other plan) in any calendar year with a Fair Market Value (determined at the time such option is granted) in excess of $25,000 and any payments made by a Participant in excess of this limitation shall be returned to the Participant in accordance with procedures established by the Committee.

SECTION 6. PAYMENT

The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Eligible Compensation, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under this Plan. All payment amounts may be used by the Company for any purpose and the

Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

SECTION 7. PURCHASE OF SHARES

7.1	Option Exercise

Any option held by the Participant that was granted under this Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2	Refund of Excess Amount

If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3	Employees of Subsidiary

In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants, to the extent consistent with Section 423 of the Code.

7.4	Pro Rata Allocation

If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

7.5	Notice of Disposition

If a Participant or former Participant sells, transfers, or otherwise makes a disposition of Shares purchased pursuant to an option granted under the Plan if such Participant or former Participant is subject to United States federal income tax, then such Participant or former Participant shall notify the Company or the Employer in writing of such sale, transfer or other disposition within ten (10) days of the consummation of such sale, transfer, or other disposition. Without limitation on the Participant or former Participant’s ability to sell, transfer or otherwise make a disposition of Shares and without limitation on Section 11.2, Participants and former Participants must maintain any Shares purchased pursuant to an option granted under the Plan within two (2) years after the date such option is granted or within one (1) year after the date such Shares were transferred to the Participant at the broker designated by the Committee, unless the Committee determines otherwise.

SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION

OF EMPLOYMENT, AND LEAVE OF ABSENCE

8.1	Withdrawal From the Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the thirty (30) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible and the Company or the Employer will cease the Participant’s payroll withholding for the Plan in accordance with timing and other procedures established by the Committee. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or the Employer during the same Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2	Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible.

8.3	Leaves of Absence

If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee or required by Section 423 of the Code, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION,

DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

9.1	Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares that have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan that have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2	Adjustment Upon Dissolution, Liquidation, Merger or Asset Sale

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sales, lease, exchange or other transfer of all or substantially all of the Company’s assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares that may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under this Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11. ADMINISTRATION

11.1	Administration by Committee

The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2	Authority of Committee

The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive and each action of the Committee shall be binding on all persons.

In exercising the powers described in the foregoing paragraph, the Committee may adopt special or different rules for the operation of the Plan including, but not limited to, rules that allow employees of any foreign Subsidiary to participate in, and enjoy the tax benefits offered by, the Plan; provided that such rules shall not result in any grantees of options having different rights and/or privileges under the Plan in violation of Section 423 of the Code nor otherwise cause the Plan to fail to satisfy the requirements of Section 423 of the Code and the regulations thereunder.

11.3	Administrative Modifications

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws of the United States, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

SECTION 12. NUMBER OF SHARES

Subject to adjustment as set forth in Section 9, the number of Shares reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan is 100,000 Shares, and therefore, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares specified above less the number of Shares issued pursuant to the Rentrak Corporation International Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Rentrak Corporation 2011 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

SECTION 13. MISCELLANEOUS

13.1	Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2	Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3	Treatment of Non-U.S. Participants

Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during an Offering Period result in a purchase price below the Purchase Price permitted under the Plan. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.

13.4	Withholding

The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.5	Equal Rights and Privileges

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Section 423 of the Code. This Section 13.5 shall take precedence over all other provisions in the Plan.

13.6	Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Oregon.

13.7	Amendment and Termination

The Board may amend, alter, or terminate the Plan at any time; provided, however, that (1) the Plan may not be amended in a way that will cause rights issued under the Plan to fail to meet the requirements of Section 423 of the Code; and (2) no amendment that would amend or modify the Plan in a manner requiring shareholder approval under Section 423 of the Code or the requirements of any securities exchange on which the Shares are traded shall be effective unless such shareholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.7.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase

Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.8	No Right of Employment

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

13.9	Rights as Shareholder

No Participant shall have any rights as shareholder unless and until Shares have been issued to him or her.

13.10	Governmental Regulation

The Company’s obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.11	Gender

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.12	Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan (including, without limitation, the notification and holding requirements of Section 7.5) and the determinations of the Committee.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” means Rentrak Corporation, an Oregon corporation.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and that has adopted the Plan with the approval of the Committee in its sole and absolute discretion.

“Effective Date” means the date on which the Plan is approved by the Company’s shareholders.

“Eligible Compensation” means all base gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code. Eligible Compensation does not include overtime, cash bonuses, commissions, severance pay, hiring and relocation bonuses, pay in lieu of vacations or sabbaticals, sick leave, gain from stock option exercises or any other special payments.

“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.

“Employee” means any individual who is an employee of the Employer for tax purposes.

“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.

“Enrollment Date” means the first Trading Day of an Offering Period.

US-A-1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the closing sales price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.

“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.

“Offering Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.

“Plan” means this Rentrak Corporation U.S. Employee Stock Purchase Plan.

“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.

“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.

“Purchase Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.

“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

(1)	The Grant Price and

(2)	The Purchase Date Price.

“Shares” means shares of the Company’s Common Stock.

“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

US-A-2

“Trading Day” means a day on which the New York Stock Exchange, the Nasdaq Stock Market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.

US-A-3

RENTRAK CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix A.

SECTION 3. ELIGIBILITY REQUIREMENTS

3.1	Initial Eligibility

Except as provided in Section 3.2, each Employee shall become eligible to participate in the Plan in accordance with Section 4 on the first Enrollment Date on or following the later of (a) the date on which such Employee completes six (6) months of continuous employment, or such shorter period determined appropriate by the Committee; and (b) the Effective Date. Participation in the Plan is entirely voluntary.

3.2	Limitations on Eligibility

The following Employees are not eligible to participate in the Plan:

(a) Employees who have been continuously employed for fewer than six (6) months, or such shorter period determined appropriate by the Committee; and

(b) Unless otherwise determined appropriate by the Committee, Employees whose customary employment is twenty (20) hours or less per week.

SECTION 4. ENROLLMENT

Any Eligible Employee may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period. Unless otherwise determined by the Committee, the enrollment election and the designated rate of payroll deduction shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election or designated rate of payroll deduction prior to the Cut-Off Date.

INT-1

SECTION 5. GRANT OF OPTIONS ON ENROLLMENT

5.1	Option Grant

Enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2	Option Expiration

An option granted to a Participant pursuant to this Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (a) the end of the Offering Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Section 7; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

5.3	Purchase of Shares

An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Purchase Period.

SECTION 6. PAYMENT

The Committee may designate the time and manner for payment of Shares to be purchased during the Purchase Period, including, but not limited to, through payroll deductions from Compensation, the terms and conditions of which are designated by the Committee. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under this Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

SECTION 7. PURCHASE OF SHARES

7.1	Option Exercise

Any option held by the Participant that was granted under this Plan and that remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, that the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted that are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto

INT-2

shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2	Refund of Excess Amount

If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be (a) if no further Purchase Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible, or (b) if another Purchase Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3	Employees of Subsidiary

In the case of Participants employed by a Designated Subsidiary, the Committee may provide for Shares to be sold through the Subsidiary to such Participants.

7.4	Pro Rata Allocation

If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Section 7, when aggregated with all Shares for which options have been previously exercised under this Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Section 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

SECTION 8. WITHDRAWAL FROM THE PLAN, TERMINATION

OF EMPLOYMENT, AND LEAVE OF ABSENCE

8.1	Withdrawal From The Plan

A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Purchase Period by delivering a notice of withdrawal to the Company or the Employer (in a manner prescribed by the Committee) at any time up to but not including the thirty (30) days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible and the Company or the Employer will cease the Participant’s payroll withholding

INT-3

for the Plan in accordance with timing and other procedures established by the Committee. An Employee who has withdrawn during a Purchase Period may not return funds to the Company or the Employer during the same Purchase Period and require the Company or the Employer to apply those funds to the purchase of Shares. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2	Termination of Participation

Participation in the Plan terminates immediately on the date on which a Participant ceases to be employed by the Company or the Employer for any reason whatsoever or otherwise ceases to be an Eligible Employee, and all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible.

8.3	Leaves of Absence

If a Participant takes a leave of absence, such Participant shall have the right, in accordance with procedures prescribed by the Committee, to elect to withdraw from the Plan in accordance with Section 8.1. To the extent determined by the Committee, certain leaves of absence may be treated as cessations of employment for purposes of the Plan.

SECTION 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION,

DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

9.1	Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares that have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan that have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2	Adjustments Upon Dissolution, Liquidation, Merger or Sale of Assets

Without limitation on the preceding provisions, in the event of any dissolution, liquidation, merger, consolidation, sale of all or substantially all of the Company’s outstanding voting securities, sales, lease, exchange or other transfer of all or substantially all of the Company’s

INT-4

assets, or any similar transaction as determined by the Committee in its sole discretion, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares that may be delivered under Section 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares that a Participant is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under this Plan, in the event of any such transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date, or to take such other action deemed appropriate by the Committee.

SECTION 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11. ADMINISTRATION

11.1	Administration by Committee

The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2	Authority of Committee

The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods, Purchase Periods and payment procedures, the requirement that Shares be held by a specified broker, and the establishment of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company, including, but not limited to, designating from time to time which Subsidiaries of the Company shall be part of the Employer. The Committee’s determinations as to the interpretation and operation of this Plan shall be final and conclusive and each action of the Committee shall be binding on

INT-5

all persons. The Committee may adopt special or different rules for the operation of the Plan for different Participants, including, but not limited to, rules designed to accommodate the practices of the applicable jurisdiction.

11.3	Administrative Modification

The Plan provisions relating to the administration of the Plan may be modified by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities or other applicable laws of the United States or other jurisdiction, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

SECTION 12. NUMBER OF SHARES

Subject to adjustment as set forth in Section 9, the number of Shares are reserved for sale and authorized for issuance pursuant to the Rentrak Corporation 2011 Employee Stock Purchase Plan is 100,000 Shares, and therefore, the number of Shares authorized for issuance pursuant to the Plan is the number of Shares specified above less the number of Shares issued pursuant to the Rentrak Corporation U.S. Employee Stock Purchase Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Rentrak Corporation 2011 Employee Stock Purchase Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

SECTION 13. MISCELLANEOUS

13.1	Restrictions on Transfer

Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2	Administrative Assistance

If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the Account in the Participant’s name, or if the

INT-6

Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3	Treatment of Non-U.S. Participants

Participants who are employed by non-U.S. Designated Subsidiaries, who are paid in foreign currency, and who contribute foreign currency to the Plan through contributions or payroll deductions will have such contributions converted to U.S. dollars. The exchange rate and method for such conversion will be determined as prescribed by the Committee. Each Participant shall bear the risk of any currency exchange fluctuations (if applicable) between the date on which any Participant contributions are converted to U.S. dollars and the following Purchase Date.

13.4	Withholding

The Company or any Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any member of the Employer, an amount sufficient to satisfy taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.5	Applicable Law

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Oregon.

13.6	Amendment and Termination

The Board may amend, alter, or terminate the Plan at any time; provided, however, that no amendment that would amend or modify the Plan in a manner requiring shareholder approval under the requirements of any securities exchange on which the Shares are traded shall be effective unless such shareholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.6.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.7	No Right of Employment

Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or a member of the Employer any obligation to employ or continue to employ any Employee. The right of the Company or a

INT-7

member of the Employer to terminate any Employee shall not be diminished or affected because any rights to purchase Shares have been granted to such Employee.

13.8	Rights as Shareholder

No Participant shall have any rights as shareholder unless and until Shares have been issued to him or her.

13.9	Governmental Regulation

The Company’s obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.10	Gender

When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.11	Condition for Participation

As a condition to participation in the Plan, Eligible Employees agree to be bound by the terms of the Plan and the determinations of the Committee.

INT-8

APPENDIX A

DEFINITIONS

As used in the Plan,

“Account” means a recordkeeping account maintained for a Participant to which Participant contributions and payroll deductions, if applicable, shall be credited.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee or any other committee appointed by the Board to administer the Plan.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” means Rentrak Corporation, an Oregon corporation.

“Compensation” means all gross earnings, including such amounts of gross earnings as are deferred by an Eligible Employee (a) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (b) to a plan qualified under Section 125 of the Code.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan and that has adopted the Plan with the approval of the Committee in its sole and absolute discretion.

“Effective Date” means the date on which the Company’s shareholders approve the Plan.

“Eligible Employee” means an Employee eligible to participate in the Plan in accordance with Section 3.

“Employee” means any individual who is an employee of the Employer for purposes of the Plan as determined by the Committee.

“Employer” means the Company or any Designated Subsidiary of the Company by which an Employee is employed.

“Enrollment Date” means the first Trading Day of an Offering Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the closing sales price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last

INT-A-1

preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means a date on which an Eligible Employee is granted an option under the Plan pursuant to Section 5.

“Grant Price” means the Fair Market Value of a Share on the Grant Date for such option.

“Offering Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall in no event end later than twenty-seven (27) months from the Grant Date. The Offering Period may but need not be the same as the Purchase Period, as determined by the Committee.

“Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 4.

“Plan” means this Rentrak Corporation International Employee Stock Purchase Plan.

“Purchase Date” with respect to a Purchase Period means the last Trading Day in such Purchase Period.

“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.

“Purchase Period” means the period beginning and ending on the dates designated by the Committee; provided, that each period shall, in no event end later than twenty-seven (27) months from the Grant Date.

“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than eighty-five percent (85%) of the lesser of:

(1)	The Grant Price and

(2)	The Purchase Date Price.

“Shares” means shares of the Company’s Common Stock.

“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Trading Day” means a day on which the New York Stock Exchange, the Nasdaq Stock Market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.

INT-A-2

RENTRAK CORPORATION C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proposals — and The 5, Board and of for Directors 1 YEAR on unanimously Proposal 6. recommends a vote FOR each of the nominees named below and FOR Proposals 2, 3, 4 1. Election of Directors: + 01 - William Engel 02 - Richard Hochhauser 03 - William Livek 04 - Anne MacDonald 05 - Martin O’Connor 06 - Brent Rosenthal 07 - Ralph Shaw For Against Abstain Mark here to vote FOR all nominees 3. Approval of the Rentrak Corporation 2011 Incentive Plan Approval of the Rentrak Corporation 2011 Incentive Plan. Mark here to WITHHOLD vote from all nominees 4. Approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan Approval of the Rentrak Corporation 2011 Employee Stock Purchase Plan. For All EXCEPT - To withhold authority to vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below. 5. Advisory Vote on Named Executive Officer Compensation 01 02 03 04 05 06 07 Approval, on an advisory basis, the compensation of Rentrak’s named executive officers. 1 Yr 2 Yrs 3 Yrs Abstain For Against Abstain 6. Advisory Vote on the Frequency of Future Advisory Votes on 2. Ratification of the Appointment of Independent Registered Public Named Executive Officer Compensation Accounting Firm Advisory vote on frequency of future votes on named executive Ratify the appointment of Grant Thornton LLP as our independent officer compensation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 7 1 3 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01CVKC

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 24, 2011: The Proxy Statement and the 2011 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm 3PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — RENTRAK CORPORATION 2011 ANNUAL MEETING OF SHAREHOLDERS This proxy is solicited on behalf of the board of directors of Rentrak Corporation (“Rentrak”). The undersigned hereby appoints each of William Livek and David Chemerow as proxies, with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Rentrak common stock held of record by the undersigned on June 21, 2011, at the annual meeting of the shareholders to be held at Rentrak Corporation’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, OR, 97220 on August 24, 2011, at 10:00 a.m., Pacific Daylight Time, or any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR each director nominee named in Proposal 1 and FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and FOR 1 YEAR on Proposal 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign, date, and return the proxy using the enclosed envelope. C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +